Exhibit 10.1

NOTE PURCHASE AGREEMENT

dated as of August 2, 2024

among

BillionToOne, Inc.

as Issuer,

THE OTHER OBLIGORS PARTY HERETO,

THE PURCHASERS PARTY HERETO,

and

BWCB SA LLC

as Purchaser Agent

1

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SCHEDULES:

Schedule 1.1	Purchasers and Commitments

Schedule 4.1	Security Interest

Schedule 5.5	Intellectual Property

Schedule 5.10	Regulatory Compliance

EXHIBITS:

Exhibit A	Description of Collateral

Exhibit B	Form of Purchase Notice

Exhibit C	Compliance Certificate

Exhibit D	Form of Note

Exhibit E	Form of Guarantee Assumption Agreement

v

This NOTE PURCHASE AGREEMENT (as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 2, 2024, by and among the Purchasers listed on Schedule 1.1 hereof or otherwise a party hereto from time to time (each a “Purchaser” and collectively, the “Purchasers”), BWCB SA LLC, a Delaware limited liability company, as agent for the Purchasers (in such capacity, “Purchaser Agent”), BillionToOne, Inc., a Delaware corporation (“Issuer”) and the other Obligors from time to time party hereto.

RECITALS

Issuer wishes to sell and issue Notes to the Purchasers, and the Purchasers desire to purchase Notes from Issuer, all on the terms and subject to the conditions set forth herein.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to an Obligor arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Obligor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Obligor and such Obligor’s Books relating to any of the foregoing.

“Acquisition” means (a) any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or shares or similar transaction having the same effect as any of the foregoing, (i) acquires any business, product, business line or product line, division or unit of operation of any Person, or all or substantially all of the assets of any business, product, business line or product line, division or other unit of operation of any Person, (ii) acquires control of securities of a Person representing more than 50% of the ordinary voting power for the election of directors or other governing body of such Person if the business affairs of such Person are managed by a board of directors or other governing body or (iii) acquires control of more than 50% of the ownership interest in any Person that is not managed by a board of directors or other governing body and (b) any In-License.

“Acquisition Cost” means consideration paid or payable for an Acquisition (including all maintenance and/or similar payments, earnouts, milestone payments and deferred purchase price and other contractual commitments), excluding royalties on sales calculated on an arm’s-length basis.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Agreement” is defined in the preamble hereof.

“Anti-Corruption Laws” means all laws of any jurisdiction applicable to Issuer or any of its Subsidiaries from time to time prohibiting bribery or corruption, including without limitation: (a) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (b) the United Kingdom Bribery Act 2010; (c) the United States Foreign Corrupt Practices Act of 1977, as amended; (d) the (India) Prevention of Corruption Act, 1988; and (e) other similar laws, rules and regulations in other jurisdictions.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including, without limitation, (i) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the USA PATRIOT Act, (iii) the laws, regulations and Executive Orders administered by OFAC, (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (vi) any legislation or regulations applicable to any party to the Note Documents and relating to the fight against money laundering for capital arising from drug-trafficking and the activities of criminal organizations and counter-terrorist financing, (vii) the (India) Prevention of Money Laundering Act, 2002, or (viii) any similar laws enacted in the United States, United Kingdom, European Union, India or any other jurisdictions in which the parties to this agreement operate, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Applicable Rate” means a rate per annum equal to 8%.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Purchaser or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Purchaser.

“Approved Purchaser” is defined in Section 13.1(a).

“Books” means Issuer’s or any of its Subsidiaries’ books and records including: ledgers; records concerning such Persons’ assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by a bank or trust company organized under the laws of the United States of America (or any state thereof) (A) that has combined capital and surplus of at least $500,000,000 or (B) that has (or is a subsidiary of a bank holding company that has) a longterm unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc. or A or better by Fitch Investor Services, and (iv) money market accounts money market funds that are SEC registered 2a-7 eligible only, have assets in excess of $1,000,000,000, offer a daily purchase/redemption feature and seek to maintain a constant share price; provided that, the Obligors will invest only in ‘no-load’ funds which have a constant $1.00 net asset value target.

“Change of Control” means (A) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a sufficient number of shares of all classes of stock or other equity securities, as applicable, then outstanding of Issuer ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Issuer, who did not have such power before such transaction, other than (i) as a result of the sale of Issuer’s equity securities in a public offering or (ii) by the sale of Issuer’s equity securities to Issuer’s existing investors (as of the Effective Date) in a bona fide equity financing primarily for capital raising purposes, or (B) any event or series of events that results in Issuer’s failure to own, directly or indirectly, beneficially and of record, 100% of all issued and outstanding equity interests of each other Obligor (other than directors’ qualifying shares required pursuant to applicable law).

“Claims” are defined in Section 13.2.

“Code” means the New York Uniform Commercial Code, as amended from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Account” means any deposit account, securities account or commodity account, or any other bank account maintained by any Obligor at any time (other than any Excluded Account).

“Commitment” means, for any Purchaser, the obligation of such Purchaser to purchase Notes, up to the principal amount shown on Schedule 1.1. “Commitments” means the aggregate amount of such commitments of all Purchasers.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commitment Termination Date” means the earliest of (i) (a) with respect to the First Purchase, the First Purchase Date, (b) with respect to the Second Purchase, September 30, 2025, (c) with respect to the Third Purchase, March 31, 2026, and (d) with respect to the Fourth Purchase, March 31, 2026, (ii) the occurrence of a Change of Control, (iii) the redemption or repurchase by Issuer in full of all outstanding Notes, (iv) the payment to the Purchasers of the Repayment Amount, and (v) the termination of the Commitments pursuant to Section 9.1.

“Communication” is defined in Article 10.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit C.

“Confidential Information” means (a) all information disclosed, directly or indirectly, through any means of communication or observation, by or on behalf of the Disclosing Party to the other Receiving Party on or after the date hereof, that relates to or is derived from the Disclosing Party’s business, strategic, marketing or technological affairs, or to any other matter that the Receiving Party is advised or has reason to know is the confidential or proprietary information of the Disclosing Party, (b) the Note Documents and any term sheets, transaction structures and draft agreements or amendments and any discussions or negotiations relating thereto and (c) all notes, analyses, reports, compilations, forecasts, memoranda, studies or other documents or writings (including emails, text or other instant messages and handwritten documents) based on, containing or relating to any of the foregoing which may be prepared or created by, for or on behalf of the Receiving Party or its Representatives.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Purchaser Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which an Obligor maintains a deposit account or the securities intermediary or commodity intermediary at which an Obligor maintains a securities account or a commodity account, such Obligor, and Purchaser Agent pursuant to which Purchaser Agent obtains control (within the meaning of the Code) over any such account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any event that upon the giving of notice, the passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(c).

“Designated Deposit Account” means Issuer’s deposit account, account number 8553414569, maintained with Western Alliance Bank, and any successor deposit account designated by Issuer as such by written notice to Purchaser Agent; provided that the Designated Deposit Account shall be (a) located in the United States, (b) held with a financial institution that meets the requirements set forth in clause (b)(ii) of the definition of “Permitted Investments”, and (c) at all times subject to a Control Agreement and an ACH authorization in favor of Purchaser Agent.

“Disclosing Party” is defined in Section 13.9(a).

“Disqualified Equity Interest” means any equity interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 181 days after the Maturity Date (other than solely for (x) equity interests that are not Disqualified Equity Interests and (y) cash in lieu of fractional shares), (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any equity interest referred to this definition, in each case at any time on or prior to 181 days after the Maturity Date, or (c) contains any repurchase obligation or provides for mandatory distributions which may come into effect prior to Payment in Full; provided, however, that if such equity interests are issued pursuant to any plan for the benefit of any employee, director, manager or consultant of Issuer or its Subsidiaries or by any such plan to such employee, director, manager or consultant, such equity interests shall not constitute Disqualified Equity Interests because they may be required to be repurchased by Issuer or its Subsidiaries (x) to the extent permitted by Section 7.6, in order to satisfy applicable statutory or regulatory obligations or (y) to the extent permitted by Section 7.6, as a result of the termination, death or disability of such employee, director, manager or consultant.

“Distressed Debt Investor” means, as reasonably determined by the Purchaser Agent, any investor or investment fund specializing in distressed debt and a majority of whose investment portfolio at all times consists of distressed debt; provided, that for the avoidance of doubt, any investment fund that is not itself a Distressed Debt Investor, but whose parent or operator also owns or operates one or more investment funds that are Distressed Debt Investors, shall not be deemed to be a Distressed Debt Investor.

“DOJ” means the U.S. Department of Justice or any successor thereto, or any other comparable Governmental Authority.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means (i) a Purchaser, (ii) an Affiliate of a Purchaser, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case of this clause (iv), which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Purchaser or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000). Notwithstanding the foregoing, in no event shall any Person who is (a) an Affiliate or Subsidiary of Issuer or a direct competitor of Issuer as reasonably determined by Purchaser Agent or (b) a Distressed Debt Investor constitute an Eligible Assignee.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which an Obligor has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means, collectively, (a) any deposit account of any Obligor that is used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of Issuer’s or any of its Subsidiaries’ employees, (b) any escrow accounts, deposit accounts and trust accounts that are pledged or otherwise encumbered pursuant to Permitted Liens described in clause (j) of the definition thereof, (c) “zero balance” accounts, and (d) other accounts, the balance of which such accounts, in the case of this clause (d), does not exceed, $1,000,000 individually and $2,500,000 in the aggregate at any time.

“Excluded Subsidiary” means any Foreign Subsidiary that (i) individually constitutes or holds less than 5% of Issuer’s consolidated total assets and generates less than 5% of Issuer’s consolidated total revenue, and (ii) when taken together with all then existing Excluded Subsidiaries, such Subsidiary and such Excluded Subsidiaries, in the aggregate, would constitute or hold less than 10% of Issuer’s consolidated total assets and generate less than 10% of Issuer’s consolidated total revenue, in each case determined with reference to the most recent fiscal period for which financial statements were required to have been delivered pursuant to Section 6.3(a). If at any time the aggregate amount of Issuer’s consolidated total assets or consolidated total revenue attributable to Excluded Subsidiaries exceeds 10% of Issuer’s consolidated total assets or consolidated total revenue, Issuer shall promptly (and in any event within thirty (30) days of becoming aware of such excess) designate sufficient Subsidiaries as ceasing to constitute “Excluded Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall be required to become Guarantors in accordance with Article 12. If at any time any Subsidiary designated as an Excluded Subsidiary individually constitutes or holds 5% or more of Issuer’s consolidated total assets or generates 5% or more of Issuer’s consolidated total revenue, such Subsidiary shall cease to constitute an Excluded Subsidiary and Issuer shall promptly (and in any event within thirty (30) days of becoming aware thereof) cause such Subsidiary to become a Guarantor in accordance with Article 12.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Purchaser or required to be withheld or deducted from a payment to any Purchaser: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Purchaser being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) Taxes attributable to such Purchaser’s failure to comply with Section 14.2; (c) Taxes resulting directly from such Purchaser changing its jurisdiction of domicile or form of legal entity; and (d) any withholding Taxes imposed under FATCA. For the purposes of the definition of “Excluded Taxes,” the term “Purchaser” includes its successors and assigns pursuant to Section 13.1.

“Existing Indebtedness” is the indebtedness of Issuer to Western Alliance Bank in the aggregate principal outstanding amount as of the Effective Date of approximately $35,000,000.00 pursuant to that certain Loan and Security Agreement, dated as of October 12, 2021, as amended by the First Amendment to Loan and Security Agreement, dated as of July 22, 2022, by and between Western Alliance Bank, an Arizona corporation, and Issuer.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“FDA” means the U.S. Food and Drug Administration or any successor thereto, or any other comparable Governmental Authority, bodies that are designated to assess the conformity of medical devices, that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical products or drugs.

“Federal Healthcare Program” is defined in Section 5.10(c).

“First Purchase” is defined in Section 2.1(a).

“First Purchase Date” means the Purchase Date in respect of the First Purchase, which shall occur on the first Business Day immediately following the Effective Date.

“Foreign Subsidiary” means any Subsidiary of Issuer not formed under the laws of the United States or any state or territory thereof.

“Fourth Purchase” is defined in Section 2.1(d).

“Fourth Purchase Date” means each Purchase Date in respect of a Fourth Purchase.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Gross Margin” means, for any period of determination, (I) Net Revenue minus cost of goods sold divided by (II) Net Revenue, all determined in accordance with GAAP and expressed as a percentage.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit E by a Person that, pursuant to Section 6.11, is required to become a “Guarantor” hereunder.

“Guaranteed Obligations” is defined in Section 12.1.

“Guarantor” means each Person that is a guarantor of the Obligations under a Guaranty, including, without limitation, a Person that becomes a guarantor pursuant to a Guarantee Assumption Agreement.

“Guaranty” means the guaranty set forth in Section 12 and/or any guarantee of all or any part of the Obligations in form and substance reasonably satisfactory to Purchaser Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Health Care Laws” is defined in Section 5.10(a).

“HIPAA” is defined in Section 5.11(a).

“In-License” means any license or other agreement between the Issuer or any of its Subsidiaries and any third party pursuant to which the Issuer or such Subsidiary obtains a license or sublicense of, covenant not to sue under, or other similar rights to, any Intellectual Property of such third party (other than off-the-shelf software licenses and nonexclusive licenses of Intellectual Property in the ordinary course of business).

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, (e) all obligations with respect to Disqualified Equity Interests, and (f) all liability and obligations under receivables factoring, receivable sales or similar transactions or arising under revenue interest agreements, royalty financing agreements or similar financings.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Issuer’s or any Subsidiary’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Period” means, with respect to each Note, (a) initially, the period commencing on the Purchase Date of such Note and ending on the last day of the calendar quarter in which such Purchase Date occurs, and (b) thereafter, each period beginning on the first day following the end of the immediately preceding Interest Period and ending on the last day of the next succeeding calendar quarter.

“Inventory” means all inventory in which Issuer or a Subsidiary has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Issuer of a Subsidiary, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Issuer’s and its Subsidiaries’ Books relating to any of the foregoing.

“Investment” means (a) any beneficial ownership of (including stock, partnership interest or other securities) any Person, (b) any loan, advance or capital contribution to any Person, (c) the incurrence of any Contingent Obligation or the assumption of any liabilities of any other Person, and (d) any Acquisition.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Issuer” is defined in the preamble hereof.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” means, at any time, the aggregate amount of cash and Cash Equivalents held by the Issuer in the Designated Deposit Account.

“Liquidity Condition” means, as of any date of determination, Issuer’s Liquidity was greater than 1.1 times the aggregate principal amount of the Notes issued at the time of such date of determination pursuant to this Agreement.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Market Capitalization” means, as at any date of determination, the product of (x) the number of issued and outstanding shares of common stock of Issuer on such date multiplied by (y) the closing price per share of such common stock.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations or condition (financial or otherwise) of Issuer and its Subsidiaries taken as a whole, (ii) the ability of Issuer to repay the Obligations or otherwise perform its obligations under the Note Documents as and when due, (iii) the validity, value, perfection (except to the extent permitted under this Agreement) or priority of Purchaser Agent’s security interests in the Collateral, or (iv) the validity or enforceability of any of the Note Documents.

“Material Contract” means (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Issuer or its Affiliates that relates to the development, manufacture, or commercialization of any product or service; and (b) any agreement with consideration or other payments in excess of $2,500,000.

“Maturity Date” means the seventh anniversary of the First Purchase Date.

“Milestone” means Issuer’s achievement of all of the following: (a) trailing twelve-month Net Revenue of at least $220,000,000 and annualized quarterly Net Revenue of at least $275,000,000, in each case as of the last day of the most recent fiscal quarter for which financial statements were delivered pursuant to Section 6.3(a) and (b) a Qualified Public Offering.

“Negotiable Collateral” means all letters of credit of which an Obligor is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and each Obligor’s Books relating to any of the foregoing.

“Net Revenue” means, for any relevant fiscal period, consolidated worldwide net revenue of Issuer and its Subsidiaries properly recognized and reported under GAAP, consistently applied, during such period.

“Note Documents” means, collectively, this Agreement, the Notes, any mortgages, deeds of trust or deeds to secure debt that encumbers real property, each Guaranty, the Perfection Certificate, each Compliance Certificate, each Purchase Notice, any subordination agreements, notes or guaranties executed by Issuer or any other Obligor and any other present or future agreement entered into by Issuer, any Guarantor or any other Person, in each case, for the benefit of the Secured Parties in connection with this Agreement; all as amended, restated, or otherwise modified.

“Note Record” means a record maintained by each Purchaser with respect to the outstanding Obligations owed by Issuer to such Purchaser and credits made thereto.

“Notes” means the senior secured notes issued from time to time pursuant to this Agreement.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to Purchaser Agent or any Purchaser, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Note Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all principal and interest and other amounts owing under any Note, all Revenue Participation Payments and the Repayment Amount, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding and (ii) all other documented out-of-pocket fees, expenses (including documented out-of-pocket fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Note Document. Unless the context otherwise requires, all references herein to Obligations refers to the Obligations of all of the Obligors.

“Obligors” means, collectively, Issuer and the Guarantors.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OIG” is defined in Section 5.10(a).

“Open Source License” is defined in Section 5.5.

“Other Connection Taxes” means, with respect to any Purchaser, Taxes imposed as a result of a present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced this Agreement).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, revisions, extensions and continuations-in-part of the same and including foreign equivalents.

“Payment Date” means each March 31, June 30, September 30 and December 31, commencing on the first such date to occur following the First Purchase Date.

“Payment in Full” means all Obligations of the Obligors (other than inchoate indemnity obligations for which no claim has been made) have been fully repaid in cash and all Commitments have been terminated.

“Perfection Certificate” means a completed perfection certificate signed by an officer of each Obligor (as updated from time to time (without retroactive effect), subject to the review and approval of Purchaser Agent, including pursuant to Section 3.5).

“Permitted Acquisition” means an Acquisition which satisfies each of the following conditions:

(a) no Event of Default has occurred and is continuing or would exist after giving effect to the Acquisition and Purchaser Agent has received satisfactory evidence that Issuer is in compliance with all terms and conditions of this Agreement (and that it will be in compliance after giving effect to the Acquisition);

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;

(c) in the case of the purchase or other acquisition of equity interests of any Person, (i) all of the equity interests (except for any such equity interest in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be wholly owned by Issuer or a Guarantor, and (ii) all such Persons whose equity interests are being acquired shall become Obligors to the extent required by Section 6.11;

(d) the Obligors shall have delivered written notice of such Acquisition to the Purchaser Agent, on behalf of the Purchasers, not less than ten (10) Business Days prior to the execution of a definitive agreement for such Acquisition (or such shorter period as may be specified by the Purchaser Agent in its sole discretion), together with (i) the board package(s) provided to Issuer’s board of directors in connection with such Acquisition and (ii) a draft of any acquisition agreement related to the proposed acquisition (together with disclosure schedules, other material agreements and any other related documents reasonably requested by Purchaser Agent and Purchasers);

(e) Purchaser Agent, on behalf of the Purchasers, shall have received, substantially concurrently with the execution of the definitive documentation relating to such Acquisition, fully executed acquisition agreements and other material agreements with all attachments and schedules;

(f) any assets acquired from such Acquisition shall be acquired by Issuer or a Guarantor and shall be subject to the security interest granted to Purchaser Agent under the Note Documents, and the security interest in such assets shall be perfected in accordance with requirement set forth in this Agreement and other Note Documents;

(g) if the Milestone has not occurred at the time the definitive binding documentation relating to such Permitted Acquisition is entered into, the aggregate Acquisition Cost that is or may become payable in connection with such Acquisition, either at or before the closing thereof or any time thereafter, shall not exceed (x) $20,000,000 with respect to any individual Acquisition or (y) $50,000,000 when combined with the aggregate Acquisition Cost that has or may at any time become payable in connection with all other Permitted Acquisitions entered into during the term of this Agreement;

(h) if the Milestone has occurred at the time the definitive binding documentation relating to such Permitted Acquisition is entered into, the aggregate Acquisition Cost that is or may become payable in connection with such Acquisition, either at or before the closing thereof or any time thereafter (excluding all or any portion of the Acquisition Cost for such Acquisition that is financed by the substantially concurrent issuance, for the specific purpose of making such Acquisition, of Issuer’s equity interests (other than Disqualified Equity Interests), or that is paid in Issuer’s equity interests (other than Disqualified Equity Interests)), combined with the aggregate Acquisition Cost that has or may at any time become payable in connection with all other Permitted Acquisitions entered into during the term of this Agreement, shall not exceed 10% of Issuer’s Market Capitalization (measured, with respect to any particular Permitted Acquisition, as of the trading day immediately preceding the execution of the definitive documentation relating to such Permitted Acquisition);

(i) the Obligors shall have sufficient liquidity to pay their projected expenses and all debt service when due for a period of twelve (12) months after the consummation of such Acquisition (after giving effect to such Acquisition);

(j) no Change of Control shall result from such Acquisition;

(k) the Person whose equity interests or business are being acquired shall be engaged in, or the asset acquired shall be used to engage in, or any In-License shall be in relation to, the same line of business as Issuer or a business reasonably related, incidental or ancillary thereto, as determined by the reasonable judgment of the Required Purchasers;

(l) to the extent such Acquisition is an In-License, such In-License shall not constitute a Restricted License;

(m) the Acquisition is consensual and approved by the board of directors (or equivalent control group) of all parties thereto; and

(n) immediately prior to and after giving effect to the Acquisition, the Issuer is compliant with the Liquidity Condition and would have been compliant with the Liquidity Condition at all times during the most recent fiscal quarter on a pro forma basis.

Notwithstanding anything to the contrary contained herein, in order for any acquisition of equity interests or assets of another Person to constitute a Permitted Acquisition, on or prior to the date of such Permitted Acquisition, Purchaser Agent shall have received, in form and substance reasonably satisfactory to Purchaser Agent, a certificate of an authorized officer of Parent certifying (to the knowledge, after due inquiry, of such authorized officer of Parent) compliance with the requirements contained in this definition of “Permitted Acquisition” and with the other terms of the Note Documents (before and after giving effect to such Permitted Acquisition).

“Permitted Indebtedness” means:

(a) Indebtedness to the Purchasers and Purchaser Agent arising under this Agreement or any other Note Document;

(b) Indebtedness existing on the Effective Date and disclosed in the Perfection Certificate delivered on or prior to the Effective Date;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed (X) prior to the Milestone, $15,000,000 in the aggregate at any time and (Y) from and after the Milestone, $25,000,000 in the aggregate at any given time;

(d) Indebtedness consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(e) unsecured Indebtedness to trade creditors incurred in the ordinary course of business to the extent not more than (90) days’ past due;

(f) Indebtedness in connection with the Obligors’ corporate credit cards provided such Indebtedness does not exceed $2,500,000 in the aggregate at any given time;

(g) any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements, in each case, incurred in the ordinary course of business;

(h) reimbursement obligations in connection with letters of credit, banker’s acceptances or similar instruments that are unsecured or secured by cash and issued on behalf of Issuer or a Subsidiary for: (i) real estate purposes in the ordinary course of business in a face amount up to $2,500,000 at any time outstanding and (ii) any other purposes in a face amount not to exceed $2,500,000 at any time outstanding; and

(i) Subordinated Debt.

“Permitted Investment” means:

(a) Investments existing on the Effective Date disclosed in the Perfection Certificate delivered on or prior to the Effective Date;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Investments consisting of deposit accounts in which Purchaser Agent has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g) Investments consisting of repurchases of equity interests permitted pursuant to Section 7.6;

(h) Investments (i) in Issuer or any Guarantor (other than any Guarantor that is a Foreign Subsidiary), (ii) by Obligors in Foreign Subsidiaries and Subsidiaries that are not Obligors not to exceed $2,000,000 in the aggregate in any fiscal year (which amount shall increase to $5,000,000 in the aggregate in any fiscal year from and after the Milestone) (provided that no Investments of Intellectual Property material to Issuer and its Subsidiaries shall be permitted under this subclause (ii)), and (iii) by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors;

(i) Investments consisting of (i) travel advances and employee relocation loans in the ordinary course of business, (ii) other employee loans and advances in the ordinary course of business not to exceed $2,000,000 in the aggregate, and (iii) noncash loans to employees, officers or directors relating to the purchase of equity securities of Issuer or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Issuer’s board of directors;

(j) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(k) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (k) shall not apply to Investments of Issuer in any Subsidiary;

(l) Investments consisting of Permitted Acquisitions; and

(m) joint ventures or strategic alliances in the ordinary course of Issuer’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any value of investments by Issuer and its Subsidiaries do not exceed (X) prior to the Milestone, $2,000,000 in the aggregate in any fiscal year subject to a total of $5,000,000, and (Y) from and after the Milestone, $5,000,000 in the aggregate in any fiscal year subject to a total of $10,000,000.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive and exclusive licenses for the use of the Intellectual Property of Issuer or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), (i) no Event of Default has occurred and is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Issuer or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) such license is not a Restricted License; and (iv) in the case of any exclusive license, (x) Issuer delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Purchaser Agent and delivers to Purchaser Agent copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (v) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Issuer or any of its Subsidiaries are paid to a deposit account that is governed by a Control Agreement.

“Permitted Liens” means the following:

(a) Any Liens existing on the Effective Date and disclosed in the Perfection Certificate delivered on or prior to the Effective Date or arising under this Agreement or the other Note Documents;

(b) Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of the Secured Parties’ security interests;

(c) Liens (i) upon or in any equipment acquired or held by Issuer or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $2,000,000, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) leases or subleases of real property granted in the ordinary course of Issuer’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Issuer’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting the Secured Parties a security interest therein;

(g) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(h) Liens consisting of Permitted Licenses;

(i) Liens in favor of financial institutions arising in connection with Issuer’s or its Subsidiaries’ deposit and/or securities accounts held at such institutions, provided that Issuer or such Subsidiary is permitted under the terms of this Agreement to maintain such accounts and Secured Parties have a perfected security interest in the amounts held by Obligors in such deposit and/or securities accounts;

(j) Liens on cash deposits securing Indebtedness permitted pursuant to clause (h) of the definition of “Permitted Indebtedness”; provided that the amount of such cash deposits in respect of any letter of credit does not exceed (X) 105% of the face amount thereof with respect to any obligations denominated in U.S. dollars and (Y) 110% of the face amount thereof with respect to any obligations denominated in another currency, and Liens on cash deposits securing Indebtedness permitted pursuant to clause (f) of the definition of “Permitted Indebtedness”; and

(k) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (j) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Permitted Purpose” is defined in Section 13.9(a).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Personal Information” is defined in Section 5.11(a).

“Press Release” means a press release mutually agreed upon by the Obligors and Purchaser Agent in respect of the transactions contemplated by the Note Documents.

“Pro Rata Share” means, as of any date of determination, with respect to each Purchaser, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Notes held by such Purchaser by the aggregate outstanding principal amount of all Notes; provided that after repayment of the Notes, each Purchaser’s Pro Rata Share shall be calculated based on the outstanding Notes immediately prior to the repayment hereof.

“Process Agent” is defined in Article 10.

“Product Regulatory Laws” is defined in Section 5.10(b).

“Purchase” is defined in Section 2.1(c).

“Purchase Date” means any date on which a purchase of Notes is made by the Purchasers, which date shall be a Business Day.

“Purchase Notice” is that certain form attached hereto as Exhibit B.

“Purchase Percentage” means, for any Purchaser, the percentage set forth on Schedule 1.1 opposite such Purchaser’s name.

“Purchaser” means any one of the Purchasers.

“Purchaser Agent” means BWCB SA LLC (or any successor thereto pursuant to Section 13.14(h)), not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Purchasers.

“Purchaser Transfer” is defined in Section 13.1(a).

“Purchasers” means the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement or that acquires a Note pursuant to Section 13.1.

“Qualified Public Offering” is defined in Issuer’s Restated Certificate of Incorporation as in effect on the date hereof.

“Receiving Party” is defined in Section 13.9(a).

“Register” is defined in Section 13.1(b).

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued, received or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product re-certifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Reimbursable Expenses” means all: reasonable and documented costs or out-of-pocket expenses (including reasonable and documented attorneys’ fees and out-of-pocket expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Note Documents; reasonable and documented Collateral audit fees; and the Secured Parties’ reasonable and documented attorneys’ fees and out-of-pocket expenses incurred in amending, enforcing or defending the Note Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought or any other Event of Default; provided that Reimbursable Expenses incurred prior to the Closing Date shall not exceed $225,000.00.

“Repayment Amount” means, with respect to any payment in full of all Obligations under this Agreement, as of any date of the determination thereof:

(a) from and after the First Purchase Date and on or prior to the second anniversary of the First Purchase Date, an amount equal to 130% of the principal amount of the Notes issued pursuant to this Agreement;

(b) after the second anniversary of the First Purchase Date and on or prior to the third anniversary of the First Purchase Date, an amount equal to 145% of the principal amount of the Notes issued pursuant to this Agreement;

(c) after the third anniversary of the First Purchase Date and on or prior to the fourth anniversary of the First Purchase Date, the amount (greater than zero) that would generate an internal rate of return (calculated utilizing the same methodology utilized by the XIRR function in Microsoft Excel) to the Purchasers equal to 12.25% on the aggregate purchase price paid for the Notes, calculated from the First Purchase Date to the date of repayment (for the avoidance of doubt, the calculation of such amount shall be made for the period beginning on the First Purchase Date and ending on the repayment date regardless of the actual Purchase Date of the Notes);

(d) after the fourth anniversary of the First Purchase Date and on or prior to the fifth anniversary of the First Purchase Date, the amount (greater than zero) that would generate an internal rate of return (calculated utilizing the same methodology utilized by the XIRR function in Microsoft Excel) to the Purchasers equal to 11.75% on the aggregate purchase price paid for the Notes, calculated from the First Purchase Date to the date of repayment (for the avoidance of doubt, the calculation of such amount shall be made for the period beginning on the First Purchase Date and ending on the repayment date regardless of the actual Purchase Date of the Notes);

(e) after the fifth anniversary of the First Purchase Date and prior to the Maturity Date, the amount (greater than zero) that would generate an internal rate of return (calculated utilizing the same methodology utilized by the XIRR function in Microsoft Excel) to the Purchasers equal to 11.25% on the aggregate purchase price paid for the Notes, calculated from the First Purchase Date to the date of repayment (for the avoidance of doubt, the calculation of such amount shall be made for the period beginning on the First Purchase Date and ending on the repayment date regardless of the actual Purchase Date of the Notes); and

(f) on the Maturity Date, the amount (greater than zero) that would generate an internal rate of return (calculated utilizing the same methodology utilized by the XIRR function in Microsoft Excel) to the Purchasers equal to 10% on the aggregate purchase price paid for the Notes, calculated from the First Purchase Date to the date of repayment (for the avoidance of doubt, the calculation of such amount shall be made for the period beginning on the First Purchase Date and ending on the repayment date regardless of the actual Purchase Date of the Notes);

minus, in each case, the sum, without duplication, of (i) all regularly scheduled interest paid in cash to the Purchasers prior to such date with respect to the Notes (excluding for the avoidance of doubt, any default interest), plus (ii) all payments of principal in cash to the Purchasers prior to such date with respect to the Notes, plus (iii) all Revenue Participation Payments paid in cash to the Purchasers prior to such date; provided that the Repayment Amount shall not be less than zero or, if any Notes remain outstanding immediately prior to the payment of the Repayment Amount, the outstanding principal amount of the Notes being repurchased.

“Representatives” is defined in Section 13.9(b).

“Required Purchasers” means, at any time, (i) prior to the expiration of the Commitments, the Purchasers holding at least 50% of the aggregate principal amount of Notes and unused or unexpired Commitments, and (ii) thereafter, the Purchasers holding at least 50% of the Pro Rata Shares.

“Responsible Officer” means, with respect to any Person, each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the General Counsel and the Controller of such Person.

“Restricted License” means any Material Contract (i) under which a default or of which a termination could interfere with Purchaser Agent’s or any Purchaser’s right to sell any Collateral, (ii) that cannot be collaterally assigned to secure the Obligations or otherwise contains provisions that restrict or penalize the granting of a security interest in or Lien on such Material Contract or if entered into after the Effective Date by Issuer or any other Obligor, does not recognize the collateral assignment thereof to secure the Obligations, (iii) that contains provisions that restrict or penalize the granting of a security interest in or Lien on, or the assignment or other Transfer of, any Intellectual Property, (iv) that restricts the assignment of such Material Contract upon the sale or other disposition of all or substantially all of the assets to which such Material Contract relates (other than customary provisions requiring the assumption by the applicable purchaser of all obligations under such Material Contract), (v) that provides for or results in the legal transfer of any title in or to any Intellectual Property, or (vi) that does not permit the disclosure of information to be provided thereunder to Purchaser Agent and the Purchasers, to any purchaser or prospective purchaser in a foreclosure or other Transfer of all or any portion of the Collateral (subject to customary confidentiality obligations).

“Revenue Participation Payments” means, for any fiscal quarter, 0.01% of Net Revenue for such fiscal quarter (up to $100,000,000 of Net Revenue for each fiscal year) per each $1,000,000 principal amount of Notes issued pursuant to this Agreement.

“Revenue Participation Period” means the period beginning on the First Purchase Date and ending on the Maturity Date.

“Revenue Report” is defined in Section 6.3(o).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive territorial Sanctions (including, but not limited to, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions in Ukraine).

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority (including, without limitation, any “Specially Designated Nationals and Blocked Persons” as designated by OFAC), (ii) any Person operating, organized, located or resident in a Sanctioned Country or (iii) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) or (ii).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the U.S. government (including OFAC and the U.S. Department of State), the United Nations Security Council, His Majesty’s Treasury, the European Union, any European Union member state or any other applicable sanctions authority.

“Second Purchase” is defined in Section 2.1(b).

“Second Purchase Date” means the Purchase Date in respect of the Second Purchase.

“Secured Parties” means Purchaser Agent and the Purchasers.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means 100% of the issued and outstanding capital stock, membership units or other securities owned or held of record by any Obligor in any Subsidiary of an Obligor.

“Subordinated Debt” means any debt incurred by an Obligor that is subordinated to the Obligations on terms acceptable to Purchaser Agent (and identified as being such by such Obligor and Purchaser Agent).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Issuer, either directly or through an Affiliate.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Purchase” is defined in Section 2.1(c).

“Third Purchase Date” means each Purchase Date in respect of a Third Purchase.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Issuer connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Withholding Taxes” is defined in Section 14.1.

1.2 Divisions. For all purposes under the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2. NOTES; TERMS OF PAYMENT; REVENUE PARTICIPATION.

2.1 Purchase and Sale of Notes.

(a) Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 3.1 and 3.5), on the First Purchase Date, the Purchasers agree, severally and not jointly, to purchase Notes from Issuer, and Issuer agrees to issue and sell Notes to each Purchaser, in an aggregate principal amount of $50,000,000 in one (1) purchase according to each Purchaser’s Commitment as set forth on Schedule 1.1 hereto for a purchase price equal to 100% of the principal amount thereof (the “First Purchase”).

(b) Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 3.1, 3.2 and 3.5), on the Second Purchase Date, at the option of Issuer, the Purchasers agree, severally and not jointly, to purchase Notes from Issuer, and Issuer agrees to issue and sell Notes to each Purchaser, in an aggregate principal amount of $35,000,000 in one (1) purchase according to each Purchaser’s Commitment as set forth on Schedule 1.1 hereto for a purchase price equal to 100% of the principal amount thereof (the “Second Purchase”).

(c) Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 3.1, 3.3 and 3.5), on the Third Purchase Date, each Purchaser will, severally and not jointly, purchase Notes from Issuer, and Issuer agrees to issue and sell Notes to each Purchaser, in an aggregate principal amount of $30,000,000 in one (1) purchase according to each Purchaser’s Commitment as set forth on Schedule 1.1 hereto for a purchase price equal to 100% of the principal amount thereof (the “Third Purchase”).

(d) Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 3.1, 3.4 and 3.5), on a Fourth Purchase Date, at the option of Issuer and subject to the approval of the Purchasers in their sole discretion, each Purchaser may, severally and not jointly, purchase Notes from Issuer, and Issuer agrees to issue and sell Notes to each Purchaser, in an aggregate principal amount not to exceed $25,000,000, according to each Purchaser’s Purchase Percentage, in each case for a purchase price equal to 100% of the principal amount thereof (each, a “Fourth Purchase”; together with the First Purchase, the Second Purchase and the Third Purchase, individually, a “Purchase” and collectively the “Purchases”).

Notwithstanding anything to the contrary herein, (A) each Purchaser’s Commitments shall expire on the applicable Commitment Termination Date, (B) no Purchaser shall be committed to purchase any Notes as part of any Fourth Purchase, (C) the Purchasers’ aggregate Commitments shall not exceed $115,000,000, and (D) the aggregate principal amount of Notes to be issued pursuant to this Agreement will not exceed $140,000,000.

2.2 Payments of Repayment Amount and Revenue Participation Payments.

(a) Repayment of the Notes. The Repayment Amount, together with any accrued and unpaid default interest and Reimbursable Expenses, shall be due and payable in full on the earlier of (i) the Maturity Date and (ii) the date that all Obligations are accelerated and become due and payable pursuant to Section 9.1. To the extent redeemed or otherwise repaid, the Notes may not be re-issued and the principal amount thereunder may not be re-borrowed.

(b) Voluntary Repurchase and Repayment. Issuer shall have the option to repurchase all, but not less than all, of the outstanding Notes (if any) and pay all other outstanding Obligations under this Agreement, provided Issuer provides at least ten (10) Business Days’ advance written notice to Purchaser Agent of the date of such redemption and payment. On the applicable date, Issuer shall repurchase the Notes and pay all other Obligations by paying the Repayment Amount, plus all accrued and unpaid default interest, Reimbursable Expenses and all other Obligations to the Purchasers. Notwithstanding anything to the contrary contained in this Agreement, Issuer may rescind any notice of repurchase and payment pursuant to this Section 2.2(b) if such repurchase would have resulted from a refinancing of the Obligations or a Change of Control, which refinancing or Change of Control shall not be consummated or shall otherwise be delayed; provided that Issuer must provide Purchaser Agent with a new notice at least one (1) Business Day prior to any repurchase date if Issuer has rescinded the prior notice. Upon repurchase of the Notes pursuant to this Section 2.2(b), the Purchasers’ remaining Commitments shall immediately and irrevocably terminate.

(c) Revenue Participation Payments.

(i) From and after the commencement of the Revenue Participation Period, Issuer shall pay to the Purchasers the Revenue Participation Payments quarterly in cash on each Payment Date, until the earlier of (x) Payment in Full and (ii) the end of the Revenue Participation Period.

(ii) With respect to each fiscal quarter, the relevant amount payable in respect of the Revenue Participation Payments for such fiscal quarter shall be paid on the applicable Payment Date, with such payment to be calculated based on Issuer’s good faith estimate of Net Revenue for such fiscal quarter; provided that all payments in respect of any fiscal quarter shall be subject to reconciliation (x) based on the final Net Revenue for the applicable fiscal quarter on the Payment Date for the subsequent fiscal quarter, with such reconciliation being prepared by Issuer and delivered to the Purchasers on the Payment Date for such subsequent fiscal quarter, and (y) based on the final Net Revenue for the applicable fiscal year in which such fiscal quarter occurs based on the audited financial statements for such fiscal year, with such reconciliation to be prepared by Issuer and delivered to the Purchasers no later than ninety (90) days after the end of such fiscal year. With respect to each reconciliation, any overpayments shall be credited against, and any underpayments shall be added to, the immediately subsequent payment in respect of the Revenue Participation Payments. For the avoidance of doubt, the Purchasers shall not be required to refund any Revenue Participation Payments.

(iii) All Revenue Participation Payments and other payments pursuant to this Section 2.2(d) shall be made to each Purchaser in accordance with its Pro Rata Share.

(d) Change of Control. In the event of any Change of Control, Issuer shall provide ten (10) Business Days’ prior written notice of the anticipated date of such Change of Control to Purchaser Agent and the Purchasers. In connection with any Change of Control or any announcement of any tender offer or other transaction, which if consummated would constitute a Change of Control, the Required Purchasers in their sole discretion may require Issuer to repurchase the outstanding Notes (if any) and pay all other outstanding Obligations under this Agreement. If the Required Purchasers require Issuer to repurchase the outstanding Notes (if any) and pay all other Obligations, the Required Purchasers (or Purchaser Agent on behalf of the Required Purchasers) shall provide written notice thereof no later than five (5) Business Days after receipt of Issuer’s notice of a Change of Control. If the Required Purchasers have elected to require Issuer to repurchase the Notes (if any) and pay all other Obligations pursuant to this Section 2.2(d), Issuer shall make such repurchase and payment concurrently with, the consummation of such Change of Control transaction (or on such later date as is acceptable to the Required Purchasers in their sole discretion) by paying the Repayment Amount, plus all accrued and unpaid default interest, Reimbursable Expenses and all other Obligations to the Purchasers.

2.3 Payments of Principal and Interest.

(a) Interest Payments. Issuer shall make quarterly payments of interest on each outstanding Note and any other Obligations commencing on the first (1st) Payment Date following the First Purchase Date and continuing on each successive Payment Date thereafter through and including the Payment Date immediately preceding the Maturity Date.

(b) Interest Rate. Subject to Section 2.3(c), the principal amount outstanding under the Notes and any other Obligations shall accrue interest at per annum rate equal to the Applicable Rate, which interest shall be payable quarterly in arrears in accordance with Sections 2.3(a) and 2.3(f). Interest shall accrue on each Note commencing on, and including, the Purchase Date of such Note, and shall accrue on the principal amount outstanding under such Note through and including the day on which such Note is paid in full. Interest shall accrue on all other Obligations commencing on, and including, the date that such Obligations are due, and shall accrue on the unpaid amount of such Obligations through and including the day on which such Obligations are paid in full.

(c) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all outstanding Obligations shall accrue interest at a floating per annum rate equal to the rate that is otherwise applicable thereto plus 5% (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Purchaser Agent or any Purchaser

(d) 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(e) Debit of Accounts. Upon the occurrence and during the continuance of any Default or Event of Default, Purchaser Agent and each Purchaser may debit (or ACH) the Designated Deposit Account, or, to the extent adequate funds are not available in the Designated Deposit Account, any other Collateral Account maintained by any Obligor, for principal and interest payments or any other amounts Issuer owes the Purchasers under the Note Documents when due. Any such debits (or ACH activity) shall not constitute a set-off.

(f) Payments. Except as otherwise expressly provided herein, all payments by Issuer under the Note Documents shall be made to the respective Purchaser to which such payments are owed (or in the case of any Obligations owed to Purchaser Agent, to Purchaser Agent), at such Purchaser’s office (or if applicable, Purchaser Agent’s office) in immediately available funds on the date specified herein. Payments received after 2:00 pm Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next preceding Business Day. All payments to be made by Issuer or any Guarantor hereunder or under any other Note Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4 Form of Notes; Note Record. The Notes shall be substantially in the form attached as Exhibit D hereto, and the terms of this Agreement shall be incorporated by reference into the Notes as if set forth therein; provided that in the event of any conflict between the terms of this Agreement and the Notes, the terms of this Agreement shall control. Issuer irrevocably authorizes each Purchaser to make or cause to be made, on or about the Purchase Date of any Notes or at the time of receipt of any payment of principal on such Purchaser’s Note, an appropriate notation on such Purchaser’s Note Record reflecting the purchase of such Notes or (as the case may be) the receipt of such payment. The outstanding amount of each Note set forth on such Purchaser’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Purchaser, but the failure to record, or any error in so recording, any such amount on such Purchaser’s Note Record shall not limit or otherwise affect the obligations of Issuer under any Note or any other Note Document to make payments of principal of or interest on, or the Repayment Amount in respect of, any Note when due. Upon receipt of an affidavit of an officer of a Purchaser as to the loss, theft, destruction, or mutilation of its Note, Issuer shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and of like tenor.

2.5 Reimbursable Expenses. Issuer shall pay to Purchaser Agent all Reimbursable Expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, except as set forth in Sections 3.1(f) and 3.5(f), within ten (10) Business Days of the delivery of an invoice therefor, or if later, when due. It is the intention of the parties hereto that Issuer shall pay Reimbursable Expenses directly. In the event Purchaser Agent pays any of such expenses directly, Issuer will reimburse Purchaser Agent for such expenses and interest on such expenses shall accrue beginning on the third (3rd) Business Day following written notice to Issuer of such expenses until reimbursed at the interest rate specified in Section 2.3(b) (or, subject to Section 2.3(c), the Default Rate).

3. CONDITIONS PRECEDENT.

3.1 Conditions Precedent to the Effective Date and First Purchase. The effectiveness of this Agreement, and the obligation of Purchasers to make the First Purchase, are subject to the condition precedent that Purchasers shall have received, in form and substance reasonably satisfactory to Purchasers, the following, duly executed by the applicable parties thereto (provided that the satisfaction or performance of each condition may be waived by the Required Purchasers in their sole discretion):

(a) this Agreement;

(b) a certificate of the Secretary of Issuer with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement;

(d) [reserved];

(e) [reserved];

(f) payment of the Reimbursable Expenses then due specified in Section 2.5 hereof to the extent invoiced at least one (1) Business Day prior to the Effective Date;

(g) current financial statements of Issuer;

(h) duly executed signature to a payoff letter from Western Alliance Bank with respect to the Existing Indebtedness which provides that the documents and/or filings evidencing the perfection of any Liens, including without limitation any financing statements and/or control agreements, have or will, subject to payment of the payoff amount owing thereunder substantially concurrently (subject to Section 3.6(d)) with the First Purchase, be terminated;

(i) certified copies, dated as of a recent date, of financing statement searches, as Purchasers may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the First Purchase, will be terminated or released;

(j) the Perfection Certificate;

(k) [reserved];

(l) [reserved];

(m) if applicable, the certificate(s) for the Shares, duly endorsed in blank;

(n) short-form security agreements for Intellectual Property in proper form for filing against Issuer with the United States Patent and Trademark Office or the United States Copyright Office, as applicable;

(o) a duly executed legal opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Issuer, dated as of the First Purchase Date and in form and substance satisfactory to Purchaser Agent;

(p) a duly executed legal opinion of Rutan & Tucker, LLP, counsel to Issuer, dated as of the First Purchase Date and in form and substance satisfactory to Purchaser Agent;

(q) the annual audited consolidated financial statements of Issuer for the fiscal year ended December 31, 2023, prepared in accordance with GAAP, consistently applied, together with a report and opinion on the financial statements and on internal controls and procedures from PwC (which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification, emphasis of matter or statement as to “going concern” or scope of audit, except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by PwC);

(r) Purchaser Agent shall have received bank statements containing substantially current information as of the First Purchase Date with respect to each deposit account and securities account of Issuer; and

(s) such other documents, and completion of such other matters, as the Purchasers may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to the Second Purchase Date. The obligation of each Purchaser to make the Second Purchase is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a) the First Purchase shall have occurred;

(b) the applicable Second Purchase Date shall occur on or prior to the applicable Commitment Termination Date;

(c) Issuer shall have achieved trailing six-month Net Revenue of at least $80,000,000 as of the last day of the most recent fiscal quarter for which financial statements were delivered pursuant to Section 6.3(a), determined by Purchaser Agent in its reasonable discretion with reference to such financial statements; and

(d) Issuer shall have satisfied all of the post-closing obligations set forth in Section 3.6.

3.3 Conditions Precedent to the Third Purchase Date. The obligation of each Purchaser to make a Third Purchase is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a) the First Purchase shall have occurred;

(b) the applicable Third Purchase Date shall occur on or prior to the applicable Commitment Termination Date;

(c) Issuer shall have achieved trailing six-month Net Revenue of at least $112,500,000 and trailing six-month Gross Margin of at least 45%, in each case as of the last day of the most recent fiscal quarter for which financial statements were delivered pursuant to Section 6.3(a), determined by Purchaser Agent in its reasonable discretion with reference to such financial statements; and

(d) Issuer shall have satisfied all of the post-closing obligations set forth in Section 3.6.

3.4 Conditions Precedent to any Fourth Purchase Date. The Fourth Purchase is subject to the approval of each Purchaser in its sole discretion, and each Fourth Purchase Date shall occur on or prior to the applicable Commitment Termination Date (or such later date as specified in writing by the Required Purchasers in their sole discretion). It is understood and agreed that the making of any Fourth Purchase shall be at each Purchaser’s sole discretion.

3.5 Conditions Precedent to all Note Purchases. The obligation of each Purchaser to make any Purchase is subject to the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a) within the time period required by Section 3.8 (or such shorter period as agreed in writing by Purchaser Agent and the Purchasers), receipt by Purchaser Agent of an executed Purchase Notice in the form of Exhibit B attached hereto;

(b) the representations and warranties in Article 5 hereof shall be true, accurate and complete in all material respects on the date of the Purchase Notice, and on the Purchase Date of each purchase of Notes; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) no Default or Event of Default shall have occurred and be continuing or result from the purchase of Notes;

(d) Purchasers shall have received duly executed Notes, in number, form and content acceptable to each Purchaser, and in favor of each Purchaser with respect to the Notes purchased by such Purchaser in such Purchase;

(e) Issuer shall have provided updates to the information in the Perfection Certificate since the Effective Date or the most recent update thereto and all financial statements, reports or notices required under the Note Documents prior to the applicable Purchase Date to the extent required under Section 6.3; and

(f) payment of Reimbursable Expenses then due as specified in Section 2.5(b) hereof.

3.6 Post-Closing Items. Following the First Purchase Date, Issuer agrees to:

(a) Within 30 days of the Effective Date (or such later date acceptable to Purchaser Agent in its sole discretion), provide Purchaser Agent with a landlord’s consent in favor of Purchaser Agent for each of Issuer’s leased locations, by the respective landlord thereof, together with the duly executed signatures thereto, and a bailee waiver in favor of Purchaser Agent from each third party bailee, together with the duly executed signatures thereto, in each case, to the extent any Collateral at such location is valued in excess of $1,000,000 as of the Effective Date;

(b) Within 30 days of the Effective Date (or such later date acceptable to Purchaser Agent in its sole discretion), provide Purchaser Agent with an ACH authorization and Control Agreement in favor of Purchaser Agent for each of Issuer’s accounts (except for Excluded Accounts), including, for the avoidance of doubt, the Designated Deposit Account;

(c) Within 30 days of the Effective Date (or such later date acceptable to Purchaser Agent in its sole discretion), provide Purchaser Agent with evidence satisfactory to Purchasers that the insurance policies and endorsements required by Section 6.6 hereof are in full force and effect; and

(d) Within 10 Business Days of the Effective Date (or such later date acceptable to Purchaser Agent in its sole discretion), deliver, or cause to be delivered, signed letters in form and substance satisfactory to the Purchaser Agent to each depositary bank of Issuer, with respect to which a control agreement exists in favor of Western Alliance Bank in respect of the Existing Indebtedness, terminating such control agreements.

3.7 Covenant to Deliver. Issuer agrees to promptly deliver to Purchaser Agent and the Purchasers each item required to be delivered to Purchaser Agent under this Agreement as a condition precedent to any purchase of Notes. Issuer expressly agrees that a purchase of Notes made prior to the receipt by Purchaser Agent or any Purchaser of any such item shall not constitute a waiver by Purchaser Agent or any Purchaser of Issuer’s obligation to deliver such item, and any such purchase of Notes in the absence of a required item shall be made in each Purchaser’s sole discretion.

3.8 Procedures for Issuance and Purchase. Subject to the prior satisfaction of all other applicable conditions to the purchase of Notes set forth in this Agreement, to issue Notes, with respect to each Purchase, Issuer shall notify the Purchasers (which notice shall be irrevocable) by electronic mail or telephone by 2:00 pm Eastern time fifteen (15) Business Days (or such shorter periods as agreed in writing by Purchaser Agent and the Purchasers) prior to the date the Notes are to be issued; provided that Purchaser Agent and the Purchaser may waive such notice requirement and specify a Purchase Date, notwithstanding the absence of any such notice, in their sole discretion; provided, further, that with respect to the First Purchase, one (1) Business Day’s advance notice shall suffice. Together with any such electronic or telephonic notification, Issuer shall deliver to the Purchasers by electronic mail a completed Purchase Notice executed by a Responsible Officer of Issuer or his or her designee. The Purchasers may rely on any telephone notice given by a person whom a Purchaser reasonably believes is a Responsible Officer of Issuer or designee thereof. On each Purchase Date, each Purchaser shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to the purchase price of the Notes purchased by such Purchaser on such Purchase Date.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Obligor grants and pledges to Purchaser Agent, for the benefit of the Secured Parties, a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by the Obligors of each of their covenants and duties under the Note Documents. Upon the taking of the actions contemplated by Schedule 4.1 (as updated from time to time after the First Purchase Date in respect of assets acquired or Obligors acquired or formed after the First Purchase Date), such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. If any Obligor shall acquire a Commercial Tort Claim (as defined in the UCC) asserting damages in excess of $500,000, such Obligor shall promptly notify Purchaser Agent in a writing signed by Issuer, as the case may be, of the general details thereof (and further details as may be required by Purchaser Agent) and grant to Purchaser Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Purchaser Agent.

4.2 Pledge of Collateral. Each Obligor hereby pledges, assigns and grants to Purchaser Agent, for the benefit of the Secured Parties a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the First Purchase Date, or, to the extent not certificated as of the First Purchase Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Purchaser Agent, accompanied by an instrument of assignment duly governing the Shares. The Obligors shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Purchaser Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Purchaser Agent and cause new certificates representing such securities to be issued in the name of Purchaser Agent or its transferee. Unless an Event of Default shall have occurred and be continuing, the Obligors shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

4.3 Delivery of Additional Documentation Required. Each Obligor shall from time to time execute and deliver to Purchaser Agent, at the request of Purchaser Agent or the Purchasers, all Negotiable Collateral, all financing statements and other documents that Purchaser Agent or the Purchasers may reasonably request, in form satisfactory to Purchaser Agent or the Purchasers, to perfect and continue the perfection of Secured Parties’ security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Note Documents.

4.4 Authorization to File Financing Statements. Each Obligor hereby authorizes Purchaser Agent, at Issuer’s or such Obligor’s sole cost and expense, to file financing statements, make any registration or take any other action, without notice to such Obligor, with all appropriate jurisdictions (as determined by Purchaser Agent) to perfect or protect Purchaser Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, by any Obligor or any other Person, shall be deemed to violate the rights of the Secured Parties under the Code.

4.5 Right to Inspect. Purchaser Agent and the Purchasers (through any of their officers, employees, or agents) shall have the right, upon ten (10) Business Days’ prior written notice, from time to time during the Obligors’ usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect the Obligors’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify the Obligors’ financial condition or the amount, condition of, or any other matter relating to, the Collateral; provided that Issuer shall be given the opportunity to be present during any such inspections.

5. REPRESENTATIONS AND WARRANTIES.

Each Obligor represents and warrants to Purchaser Agent and Purchasers as follows:

5.1 Due Organization and Qualification. Issuer and each Subsidiary is a corporation or limited liability company, as applicable, duly existing under the laws of its state or jurisdiction of incorporation or formation, as applicable, and is qualified and licensed to do business in: (a) its state or jurisdiction of incorporation or formation, and the state where its chief executive office is located, and (b) any other state or jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except, in the case of such other states and jurisdictions, where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict; No Consents. The execution, delivery, and performance of the Note Documents are within each Obligor’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Obligor’s Certificate of Incorporation, Bylaws and/or other applicable governing documents, nor will they constitute an event of default under any Material Contract, nor will they contravene, conflict with or violate, in any material respect, any applicable law, order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Obligor or any of its property or assets may be bound or affected. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Obligors is required in connection with the consummation of the transactions contemplated by this Agreement, except such Governmental Approvals which have already been obtained and are in full force and effect and except for appropriate security interest filings to be made in any applicable jurisdiction). The Obligors are not in violation, default, conflict or breach in any material respect of any provision of its Certificate of Incorporation, Bylaws and/or other applicable governing documents, or in any material respect of any instrument, judgment, order, writ, decree, or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Issuer (including, without limitation, those related to export control).

5.3 No Prior Encumbrances. Issuer and each of its Subsidiaries has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.5 Intellectual Property. To the Obligors’ knowledge, the Obligors have sufficient rights to use all Intellectual Property necessary for their business as now conducted, without any violation or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties, which may include present and former employees and consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated with in the past. Schedule 5.5 (as updated by the Obligors from time to time after the Effective Date by written notice to Purchaser Agent) contains a complete list of applications and registrations for Intellectual Property owned by, or exclusively licensed to, Issuer or any Subsidiary. Except as set forth in Schedule 5.5 (as delivered to Purchaser Agent on the Effective Date), there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to Intellectual Property of Issuer or any Subsidiary, nor is the Issuer or any Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity, except, in either case, for agreements referenced in Section 7.1(ii). Neither Issuer nor any Subsidiary has received any communications alleging that Issuer or such Subsidiary has violated or would violate any of the Intellectual Property rights of any other person or entity. Neither Issuer nor any Subsidiary is aware that any of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her commercially reasonable efforts to promote the interests of Issuer or such Subsidiary or that would conflict with Issuer’s or such Subsidiary’s business as presently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Obligors’ business by their employees, will, to the knowledge of the Obligors, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument with a former employer of such employee, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated with in the past, under which any of such employees is now obligated. Each employee and consultant has assigned to an Obligor all intellectual property rights he or she owns that are related to the Obligors’ business as now conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with such Obligor or any Subsidiary that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Obligors’ business as then conducted, (ii) were developed on any amount of the Obligors’ of any Subsidiary’s time or with the use of any of the Obligors’ or any Subsidiary’s equipment, supplies, facilities or information, or (iii) resulted from the performance of services for any Obligor or Subsidiary. The Obligors do not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by any Obligor or Subsidiary that have not been fully assigned to an Obligor prior to the date hereof. To the extent any Obligor or Subsidiary uses any “open source” or “copyleft” software in its products or services with respect to any components in its products or services (each, an “Open Source License”), such Obligor or Subsidiary is in substantial compliance with the material terms of any such licenses, and such Obligor or Subsidiary is not required under any such Open Source License to (a) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software or (b) distribute or make available any of the Obligors’ or any Subsidiary’s proprietary software or intellectual property (or to permit any such distribution or availability). For purposes of this Section 5.5, the Obligors shall be deemed to have knowledge of a patent right if Issuer or any Subsidiary has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Intellectual Property owned by any Obligor or Subsidiary. No person who was involved in, or who contributed to, the creation or development of any Intellectual Property owned by any Obligor or Subsidiary, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect any Obligor’s or Subsidiary’s rights in such Intellectual Property.

5.6 Name; Location of Chief Executive Office. Except as disclosed in the most recent Perfection Certificate delivered pursuant to this Agreement, Issuer has not done business under any name other than that specified on the signature page hereof. The chief executive office of each Obligor is located at the address indicated in Section 10 hereof, unless previously disclosed to Purchaser Agent in writing. Except as disclosed in the most recent Perfection Certificate delivered pursuant to this Agreement, all the Obligors’ Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.7 Litigation. Except as set forth in the most recent Perfection Certificate delivered pursuant to this Agreement, there are no actions or proceedings pending by or against Issuer or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Issuer’s interest or the Secured Parties’ security interest in the Collateral.

5.8 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Issuer and any Subsidiary that the Purchasers have received from Issuer or any Subsidiary fairly present in all material respects Issuer’s and its Subsidiaries’ financial condition as of the date thereof and Issuer’s and its Subsidiaries’ consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Issuer and its Subsidiaries since the date of the most recent of such financial statements submitted to Purchaser Agent.

5.9 Solvency, Payment of Debts. Issuer and its Subsidiaries are solvent and able to pay their debts (including trade debts) as they mature.

5.10 Regulatory Compliance.

(a) Issuer and each of its Subsidiaries is, and for the past six (6) years has been, operated in compliance in all material respects with all applicable laws, including but not limited to the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b and the regulations promulgated thereunder) and applicable state fraud and abuse laws, the Eliminating Kickbacks in Recovery Act, the Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq. and regulations promulgated thereunder), the Public Health Service Act including the Clinical Laboratory Improvement Amendments 421 U.S.C. §§ 201 et seq. and regulations promulgated thereunder) and other applicable federal and state laws and regulations regulating clinical laboratories and products used therein, the Federal False Claims Act, laws related to the Medicare and Medicaid programs (including Titles XVIII and XIX of the Social Security Act), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the federal Exclusion Laws (42 U.S.C. § 1320a-7), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the federal Physician Self-Referral Law ((42 U.S.C. § 1395nn) and all applicable state laws and regulations governing substantially the same conduct and all applicable state laws and regulations governing laboratory operations and the processing, storing, and transmitting of genetic information (collectively, “Health Care Laws”). Neither Issuer nor any of its Subsidiaries is currently, or has in the past six (6) years been, in violation in any material respect of any law, regulation, policy or guidance issued by any Governmental Authority. Neither Issuer nor any Subsidiary has received within the past six (6) years written or, to the knowledge of Issuer and its Subsidiaries, oral, notice, including notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, or other action, from any Governmental Authority, including but not limited to the FDA, the Centers for Medicare & Medicaid Services, the HHS Office of Inspector General (“OIG”), or the DOJ, of noncompliance by, or liability of, Issuer or any Subsidiary or any person acting on behalf of Issuer or any Subsidiary. Issuer and its Subsidiaries have established, and maintain, a corporate compliance program consistent with the OIG model compliance plan for clinician laboratories that addresses applicable laws to which Issuer’s or such Subsidiary’s business, operations and activities are subject. Neither Issuer nor any Subsidiary has made any voluntary or involuntary self-disclosure to any Governmental Authority or representative thereof regarding any potential noncompliance with law applicable to Issuer’s or such Subsidiary’s business, operations, or activities.

(b) During the past six (6) years, all of the products or services of Issuer and its Subsidiaries have been and are being manufactured, processed, developed, packaged, labeled, promoted, marketed, sold, stored, tested, distributed, imported, exported, and provided in material compliance with all applicable Health Care Laws, as well requirements under all applicable laws regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals (collectively, “Product Regulatory Laws”), and Issuer and each Subsidiary is and has been in material compliance with all Health Care Laws and Product Regulatory Laws to the extent applicable.

(c) During the past six (6) years, neither Issuer, any Subsidiary, any of their respective officers, directors, managers, members, employees or, to the knowledge of Issuer and its Subsidiaries, independent contractors, (i) has been convicted of, charged with or investigated for a U.S. government or state health program, including Medicaid (“Federal Healthcare Program”) related offense, or convicted of, charged with or investigated for a violation of law related to fraud, abuse, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation; (ii) has been debarred, excluded or suspended from participation in any Federal Healthcare Program; or (iii) has been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority. During the past six (6) years, neither Issuer nor any Subsidiary has arranged for or contracted with (by employment or otherwise) any person that it knows or should know has been convicted of or pled guilty or nolo contendere to any federal or state criminal offense under any Health Care Laws, entered into any settlement with any Governmental Authority for violation of any Health Care Laws, or is excluded from participation in any Federal Healthcare Program. No exclusion, suspension, or debarment claims, actions, proceedings, audits or investigations relating to the business of Issuer or any Subsidiary are pending or, to the knowledge of Issuer and its Subsidiaries, threatened against Issuer or any Subsidiary, nor, to the knowledge of Issuer and its Subsidiaries, are there any exclusion, suspension or debarment claims, actions, proceedings, audits or investigations relating to the business of Issuer and its Subsidiaries pending or threatened against any of Issuer’s or any Subsidiary’s officers, directors, managers, members, employees or agents. Neither Issuer nor any Subsidiary entered into any settlement, deferred prosecution or reformation agreement with any Governmental Authority relating to the delivery of any item or service under a Federal Health Care Program. Neither Issuer nor any Subsidiary is currently, nor has it ever been, a party or subject to the terms of a corporate integrity agreement required by the OIG or similar agreement or consent order of any other Governmental Authority.

(d) Each of Issuer and its Subsidiaries holds and has held all permits required under Health Care Laws that are necessary for the conduct of Issuer’s and its Subsidiaries’ business and the ownership, use and operation of its assets. Except as disclosed on Schedule 5.10, (i) the permits are valid and in full force and effect and (ii) neither Issuer nor any Subsidiary is in breach or violation of, or default under, any such permit. There are no actions pending or, to Issuer’s and its Subsidiaries’ knowledge, threatened, that seek the revocation, cancellation, or adverse modification of any permit. All applications required to have been filed for the renewal of any permits have been duly filed on a timely basis with the appropriate Governmental Authority.

(e) During the past six (6) years, Issuer and its Subsidiaries have timely filed with the applicable Governmental Authorities all material filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, as may be applicable, that are required to be filed by it under the applicable Health Care Laws and/or Product Regulatory Laws, any such filings were in material compliance with applicable laws when filed, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings. To the knowledge of Issuer and its Subsidiaries, (i) each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Authority.

(f) During the past six (6) years, neither Issuer nor any Subsidiary has received or been subject to any action, notice, warning, administrative proceeding, review, or investigation by a Governmental Authority, including any FDA Form 483, FDA warning letter or untitled letter or any similar notice, that (i) alleged or asserted that Issuer or such Subsidiary violated any applicable Health Care Laws or Product Regulatory Laws, or (ii) commenced, or threatened to initiate, any action, suit, claim, investigation, proceeding or order to withdraw, discontinue, terminate, amend, change, correct or otherwise adversely affect a permit required under applicable Health Care Laws or Product Regulatory Laws.

(g) Neither Issuer nor any Subsidiary has (i) knowingly or willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment by any third party payor; (ii) presented or caused to be presented a claim for reimbursement to any third party payor for any item or service that Issuer or such Subsidiary knew or should have been known was not provided as claimed or was false or fraudulent in any way; (iii) failed to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (iv) knowingly or willfully offered, paid, solicited or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for referring an individual to a person for the furnishing or withholding of any item or service for which payment may be made in whole or in part by a Federal Health Care Program in violation of the Anti-Kickback Statute.

(h) None of Issuer, any of its Subsidiaries, or any of their Affiliates or, to the knowledge of Issuer or any of its Subsidiaries, any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is, or has been at any time during the past five (5) years, (i) in violation of any Anti-Terrorism Law or Anti-Corruption Laws, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Corruption Laws, or (iii) a Sanctioned Person. None of Issuer, any of its Subsidiaries or any of their Affiliates or, to the knowledge of Issuer or any of its Subsidiaries, any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked or sanctioned pursuant to any Sanctions (including Executive Order No. 13224, any similar executive order), other Anti-Terrorism Law or other Anti-Corruption Laws.

(i) Issuer and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Issuer’s failure to comply with ERISA that could reasonably be expected to result in Issuer’s incurring any material liability. Issuer is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Issuer is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Issuer has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Issuer has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could be reasonably expected to have a Material Adverse Effect. Neither Issuer nor any of its Subsidiaries is in violation in any material respect of any applicable requirement of law relating to terrorism or money laundering, including Executive Order No. 13224, effective September 24, 2001, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311 5330), the Trading With the Enemy Act (50 U.S.C. §§1¬44, as amended), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, signed into law October 26, 2001, the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 as amended and the Criminal Justice (Terrorist Offences) Act 2005.

5.11 Data Privacy

(a) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information or protected health information from any individuals, (collectively, “Personal Information”), Issuer and each of its Subsidiaries are and have been in compliance with all applicable laws in all relevant jurisdictions, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and their implementing regulations (collectively “HIPAA”), and with Issuer’s and its Subsidiaries’ privacy policies and the requirements of any contract or codes of conduct to which Issuer or any Subsidiary is a party.

(b) Issuer and each of its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Issuer and each of its Subsidiaries take commercially reasonable measures to ensure compliance, in all material respects, with all laws relating to HIPAA obligations and the security and confidentiality of protected health information, by all employees or other personnel under Issuer’s or such Subsidiaries’ direction and control with access to Personal Information in connection with their service to Issuer or such Subsidiary. Issuer and its Subsidiaries provide periodic training to their workforce with respect to such measures and policies to the extent required for compliance with HIPAA.

(c) To the knowledge of Issuer and its Subsidiaries, there has been no occurrence of (x) unlawful or unauthorized destruction, access, acquisition, loss, use, modification or disclosure of Personal Information processed by Issuer or any Subsidiary in the operation of the business of Issuer or such Subsidiary that is owned, stored, used, maintained or controlled by or on behalf of Issuer or such Subsidiary, (y) unauthorized access to or disclosure of Issuer’s or any Subsidiary’s material confidential information or trade secrets, or (z) any unauthorized intrusions or breaches of security into any information technology and computer system (including software, information technology and telecommunication hardware, network and other equipment) owned or controlled by Issuer or such Subsidiary relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and any support, disaster recovery or online service whether in hard copy or electronic format, used in or necessary to the conduct of the business. To the knowledge of Issuer and its Subsidiaries, Issuer and each Subsidiary is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

(d) Issuer and each of its Subsidiaries have entered into a business associate agreement with each subcontractor or vendor to which it has provided access to protected health information (as defined by HIPAA), in each case to the extent required by, and in conformity with, HIPAA. Issuer and each of its Subsidiaries have performed a HIPAA security rule risk assessment that meets the standards set forth at 45 C.F.R. §§ 164.306 and 164.308(a)(1)(ii)(A), taking into account the factors set forth in 45 C.F.R. § 164.306(b)(2)(i)-(iv), and created and maintained documentation in accordance with 45 C.F.R. § 164.316, and has addressed and remediated all threats and deficiencies identified in each case to the extent required by, and in conformity with, HIPAA. During the past six (6) years, to the knowledge of Issuer and its Subsidiaries, no breach has occurred with respect to any unsecured protected health information (as such terms are defined by HIPAA) maintained by or for Issuer or any Subsidiary that is subject to the notification requirements of 45 C.F.R. §§ 164.404, 164.406 or 164.408.

5.12 Environmental Condition. None of Issuer’s or any Subsidiary’s properties or assets has ever been used by Issuer or any Subsidiary or, to the best of the Obligors’ knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of the Obligors’ knowledge, none of the Obligors’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Issuer or any Subsidiary; and neither Issuer nor any Subsidiary has received a written summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Issuer or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Issuer and each Subsidiary have filed or caused to be filed, or submitted extensions for, all material Tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all Taxes reflected therein except (a) to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed $1,000,000.

5.14 Subsidiaries. Issuer does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and Subsidiaries existing as of the date hereof.

5.15 Government Consents. Issuer and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Issuer’s business as currently conducted.

5.16 Shares. Each Obligor has full power and authority to create a first lien on the Shares in its possession and no disability or contractual obligations exists that would prohibit such Obligor from pledging the Shares pursuant to this Agreement. To the Obligors’ knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To the Obligors’ knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Obligor knows of no reasonable grounds for the institution of any such proceedings.

5.17 Material Contracts. The Obligors have made available to Purchasers correct and complete copies of all Material Contracts. Neither Issuer nor its Affiliates is in material breach of any Material Contract or in material default under any Material Contract. There is no event or circumstance that with notice or lapse of time, or both, would reasonably be expected to (a) constitute a material breach or default by Issuer and/or its Affiliates or (to the knowledge of Issuer) any other party under any Material Contract, (b) give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (c) give any Person the right to accelerate the maturity or performance of any Material Contract or (d) give any Person the right to cancel, terminate or materially modify any Material Contract. To the knowledge of the Obligors, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract. Neither Issuer nor its Affiliates has received any notice or, to the knowledge of the Obligors, any threat of termination of any such Material Contract. To the knowledge of the Obligors, no other party to a Material Contract is in material breach of or in default under such Material Contract. All Material Contracts are valid and binding on Issuer and its Affiliates and, to the knowledge of the Obligors, on each other party thereto, and are in full force and effect.

5.18 Series D SPA. As of the Effective Date, the representations and warranties contained in Section 2 of the Preferred Stock Purchase Agreement, dated as of May 14, 2024, by and between Issuer and the investors listed on Schedule A thereto, shall be true, accurate and complete in all material respects. For the avoidance of doubt, in no event shall any “bring down” of such representations and warranties imply that such representations and warranties are true and correct as of, or for, any period of time other than the Effective Date.

5.19 Full Disclosure. No representation, warranty or other statement made by Issuer or any Subsidiary in any certificate or written statement furnished to Purchaser Agent or the Purchasers contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6. AFFIRMATIVE COVENANTS.

Each Obligor shall, and shall cause each of its Subsidiaries, to do all of the following:

6.1 Good Standing. Maintain its corporate existence and good standing in its jurisdiction of incorporation or formation, as applicable, and maintain qualification in its state or jurisdiction of incorporation or formation, as applicable, and the state or jurisdiction where its chief executive office is located, and in each other jurisdiction in which it is required under applicable law, in the case of such other jurisdictions, in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Obligor’s business or operations. Each Obligor shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Obligor shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Deliver the following to Purchaser Agent and each Purchaser:

(a) as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a company prepared unaudited consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Issuer and its Subsidiaries for such quarter certified by a Responsible Officer of Issuer, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of disclosures normally made in footnotes, together with (A) a duly completed Compliance Certificate signed by a Responsible Officer of Issuer, (B) reports detailing the Obligors’ unit sales volume, cash collections from product sales and account statements from all of the Obligors’ depository, operating, and investment accounts, and (C) schedules of the Obligors’ Intellectual Property and deposit accounts, securities accounts and commodity accounts (including balances of all such accounts), updated as of such date;

(b) as soon as available, but in any event within one hundred eighty (180) days after the end of Issuer’s fiscal year, annual audited consolidated financial statements of Issuer prepared in accordance with GAAP, consistently applied, together with a report and opinion on the financial statements and on internal controls and procedures, if available, from PwC, any other “Big 4” accounting firm or any other independent certified public accounting firm reasonably acceptable to Purchaser Agent (which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification, emphasis of matter or statement as to “going concern” or scope of audit, except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Issuer’s independent certified public accountants), together with a duly completed Compliance Certificate signed by a Responsible Officer of Issuer;

(c) no later than ten (10) days after each regularly-scheduled quarterly meeting of the board of directors (or equivalent governing body) of Issuer or any Subsidiary, the board kit and other materials delivered to the directors in connection with any such meeting; provided that, (1) such materials may be redacted to omit information relating to the potential refinancing of the obligations under this Agreement or repurchase of the Notes, and (2) if the Obligors, upon the advice of counsel, reasonably determine that any such information constitutes attorney-client privileged information and the disclosure thereof, even after the entry into a common interest agreement with the Purchasers, would adversely impair the attorney-client privilege between the Obligors and such counsel with respect to such information, then the Obligors shall be entitled to withhold delivery of any such information from the Purchaser Agent and the Purchasers; provided further that (x) Issuer shall deliver to Purchaser Agent concurrently with board materials containing any redactions a summary of any information so redacted and the basis for such redaction and (y) in no event shall any financial information (including, but not limited to, budget, forecasts and cash flow, balance sheet and income statement information) be regarded as constituting attorney-client privileged information for purposes of this clause;

(d) copies of all statements, reports (including any quarterly updates or reports) and notices sent or made available generally by Issuer or any Subsidiary to its security holders or to any holders of Subordinated Debt and, if applicable, copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Issuer concurrent with the date of filing with the Securities and Exchange Commission;

(e) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Issuer or any Subsidiary that could reasonably likely result in damages or costs to Issuer or any Subsidiary of $2,500,000 or more;

(f) such budgets, sales projections, operating plans or other financial information as Purchaser Agent or any Purchaser may reasonably request from time to time;

(g) financial projections in form and substance approved by Issuer’s board of directors and reasonably acceptable to Purchaser Agent and the Purchasers specifying the assumptions used in creating the projections. Annual projections shall in any case be provided to Purchaser Agent and the Purchasers no later than sixty (60) days after the end of each fiscal year;

(h) promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by Issuer or any Subsidiary to or from its auditor. If no management letter is prepared, Issuer shall, upon Purchaser Agent’s request, obtain a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter;

(i) within one hundred eighty (180) days of each fiscal year end, copies of all business Tax returns, which must be prepared by a regionally recognized Certified Public Accountant acceptable to the Purchasers (Purchasers hereby affirm each of the “big four” accounting firms is deemed acceptable); provided that if an Obligor receives and extension for the filing of such Tax returns, then such Tax returns shall be delivered to Purchaser Agent and the Purchasers promptly after filing;

(j) promptly upon receipt of written notice thereof, or otherwise obtaining knowledge, any material default or event of default under, or any termination (other than expiration in accordance with its terms) of, any Material Contract;

(k) as soon as possible, and in any event within two (2) Business Days, notice of the occurrence of any default or Event of Default;

(l) prompt notice (and in any event no later than five (5) Business Days) of any failure to renew, loss, suspension of a state clinical lab license or permit or related accreditation or certification, or receipt of any warning or threat of such a loss or suspension from any Governmental Authority or recognized accreditation agency;

(m) as soon as possible, and in any event within five (5) Business Days after receipt thereof, true and correct copies of all Form 483s, notices of adverse finding, warning letters, untitled letters, Safety Notices, clinical holds and other written correspondence or written notices from the FDA or any other Governmental Authority having jurisdiction over the facilities or business of Issuer or any of its Subsidiaries;

(n) promptly upon Purchaser Agent’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Issuer and as to each Guarantor of the Obligations as Purchaser Agent may reasonably request; and

(o) promptly following the end of each fiscal quarter (but in any event no later than forty-five (45) days after the end of each of the first three fiscal quarters and ninety (90) days after the end of each fiscal year) during the Revenue Participation Period, a reasonably detailed written report (the “Revenue Report”) setting forth (i) the calculation of the Revenue Participation Payments payable to the Purchasers for such fiscal quarter and each other prior fiscal quarter in the same fiscal year identifying Net Revenue and the calculation of all deductions from gross revenues to determine Net Revenue; (ii) quarterly and the year-to-date Revenue Participation Payments as of the end of such fiscal quarter; and (iii) the difference of (x) the amount the Purchasers have received with respect to such fiscal quarter (and each other prior fiscal quarter in such fiscal year) in payments from Issuer under Section 2.2(c) in respect of the fiscal year, minus (y) the actual Revenue Participation Payments owed to the Purchasers.

6.4 Inventory; Returns. Keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between the Obligors and their account debtors shall be on the same basis and in accordance with the usual customary practices of the Obligors, as they exist at the time of the execution and delivery of this Agreement. The Obligors shall promptly notify Purchaser Agent of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than $2,500,000.

6.5 Taxes. Make due and timely payment or deposit of all material federal, state, and local Taxes, assessments, or contributions (in each case, unless subject to a valid extension) required of it by law, and will execute and deliver to Purchaser Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Obligor will make, and will cause each Subsidiary to make, timely payment or deposit of all material Tax payments and withholding Taxes (in each case, unless subject to a valid extension) required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes, and will, upon request, furnish Purchaser Agent with proof satisfactory to Purchaser Agent indicating that Issuer or a Subsidiary has made such payments or deposits; provided that no Obligor nor Subsidiary need make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Obligor or Subsidiary.

6.6 Insurance. Keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Issuer’s business is conducted on the date hereof. Each Obligor shall also maintain insurance relating to their business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to theirs. All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Purchaser Agent. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Purchaser Agent in its reasonable discretion, showing Purchaser Agent as an additional loss payee thereof, and all liability insurance policies shall show Purchaser Agent as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Purchaser Agent before canceling its policy for any reason. Upon Purchaser Agent’s request, the Obligors shall deliver to Purchaser Agent certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Purchaser Agent, be payable to Purchaser Agent to be applied on account of the Obligations.

6.7 Accounts.

(a) Subject to the post-closing period in Section 3.6(b), maintain all of Obligors’ Collateral Accounts subject to Control Agreements in accordance with the terms under this Agreement or other Note Documents.

(b) Provide Purchaser Agent five (5) Business Days’ prior written notice before any Obligor establishes any Collateral Account at or with any Person other than the institutions identified to Purchaser Agent in the Perfection Certificate delivered by the Obligors as of the Effective Date. In addition, for each Collateral Account that an Obligor at any time establishes after the Effective Date, and for each Collateral Account of any Subsidiary that is acquired or created pursuant to Section 6.11, such Obligor or such Subsidiary shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account, to perfect Purchaser Agent’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account, which Control Agreement or other instrument, as applicable, may not be terminated without prior written consent of Purchaser Agent.

(c) Subject to the post-closing period in Section 3.6(b), maintain the Designated Deposit Account at all times as Issuer’s primary operating account, subject to a Control Agreement, which pursuant to Section 3.6(b) shall be subject to an ACH authorization in favor of Purchaser Agent, located in the United States.

(d) Promptly upon the reasonable request of Purchaser Agent and, so long as no Default or Event of Default has occurred and is continuing, no more frequently than once weekly, Issuer shall provide current balances of the Obligors’ deposit accounts and securities accounts, together with current bank statements or screenshots of the applicable bank accounts reflecting the current balances;

(e) Deliver such bank statements and other information relating to all deposit accounts, securities accounts and commodity accounts of Issuer and its Subsidiaries as Purchaser Agent may reasonably request from time to time.

For the avoidance of doubt, no Obligor shall maintain any accounts except in accordance with Sections 6.7(a) and (b).

6.8 Financial Performance. On the last day of each fiscal quarter commencing with the fiscal quarter ending March 31, 2025, excluding any fiscal quarter with respect to which the Liquidity Condition is satisfied at all times during such fiscal quarter, achieve both of the following ((a) and (b)):

(a) Trailing six-month Net Revenue of not less than the amount shown for each applicable period in the below table:

Period	Minimum Trailing Six- Month Net Revenue Threshold (in millions)
Q1 2025	$56.1
Q2 2025	$65.6
Q3 2025	$74.8
Q4 2025	$82.8
Q1 2026	$87.2
Q2 2026	$101.8
Q3 2026	$117.2
Q4 2026	$120.0
Thereafter	$120.0

(b) Trailing six-month Gross Margin of not less than 30%.

6.9 Use of Proceeds. Issuer shall use the proceeds of the Notes solely as working capital to fund its general business requirements in accordance with the provisions of this Agreement, and for paying off the Existing Indebtedness, and not (i) for personal, family, household or agricultural purposes or (ii) directly or indirectly, for the purpose of purchasing or carrying Margin Stock.

6.10 Landlord Waivers; Bailee Waivers. In the event that Issuer or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Issuer or such Subsidiary will first receive the written consent of Purchaser Agent and, in the event that the Collateral at any new location is valued in excess of $1,000,000 in the aggregate, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Purchaser Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.11 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Issuer or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (in each case, excluding any Excluded Subsidiary), Issuer and such Guarantor shall promptly, and in any event within 15 days with respect to a Subsidiary organized under the laws of the United States or any state or territory thereof and within 30 days with respect to any Foreign Subsidiary (or, in each case, such later date as specified in writing by the Purchaser Agent in its sole discretion), (a) cause such new Subsidiary to provide to Purchaser Agent a Guarantee Assumption Agreement to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Purchaser Agent (including being sufficient to grant Purchaser Agent, for the benefit of the Secured Parties, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Purchaser Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Purchaser Agent; and (c) provide to Purchaser Agent all other documentation in form and substance reasonably satisfactory to Purchaser Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above, including, without limitation, a Guarantee Assumption Agreement. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Note Document.

6.12 Material Contracts. Each of Issuer and its Affiliates shall comply with all terms and conditions of and fulfill all of its obligations under all the Material Contracts, except for such noncompliance which would not reasonably be expected to give rise to a material breach thereof or a Material Adverse Effect. Neither Issuer nor any of its Subsidiaries shall, without the prior consent of Purchaser Agent, which shall not be unreasonably withheld, conditioned or delayed, (i) amend, modify, restate, cancel, supplement, terminate or waive any provision of any Material Contract, or grant any consent thereunder, or agree to do any of the foregoing, in each case which would reasonably be expected to have a Material Adverse Effect or be adverse in any material respect to the interests of the Purchasers or (ii) enter into any Restricted License.

6.13 Further Assurances. At any time and from time to time each Obligor shall execute and deliver such further instruments and take such further action as may reasonably be requested by Purchaser Agent to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

No Obligor will do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) non-exclusive licenses and similar arrangements for the use of the property of Issuer or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment; (iv) Transfers consisting of the sale or issuance of any stock of Issuer permitted under Section 7.2 of this Agreement; and (v) Transfers consisting of Issuer’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Note Documents; and (vi) Transfers in connection with Permitted Liens.

7.2 Change in Business or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Issuer and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Issuer as of the Effective Date; or suffer or permit a Change of Control except in accordance with Section 2.2(d); or without ten (10) Business Days prior written notification to Purchaser Agent, relocate its chief executive office or state of organization or incorporation (as the case may be) or change its legal name; or without Purchaser Agent’s prior written consent, change the date on which its fiscal year ends, except that notwithstanding the foregoing, Issuer may suffer or permit a Change of Control so long as all Obligations are satisfied and otherwise paid in full prior to or in connection with such Change of Control.

7.3 Mergers or Acquisitions. Except: (i) as permitted by Section 7.2 above and (ii) with respect to Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, equity securities, or property of another Person.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Purchaser Agent and the Purchasers not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property), or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or pay any management fees, advisory fees or similar fees to any Affiliate (it being understood, for the avoidance of doubt, that this shall not apply to compensation paid to officers or directors of Issuer for their service in such capacity in the ordinary course of Issuer’s business), or permit any of its Subsidiaries to do so, except that (a) Issuer may repurchase the stock of former employees, directors, consultants, advisors or other persons performing services for Issuer or any Subsidiary pursuant to agreements under which Issuer has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal (i) prior to the Milestone, in an aggregate amount not to exceed, $15,000,000 and (ii) from and after the Milestone, in any amount so long as, immediately prior to and after giving effect to such repurchase, Issuer is compliant with the Liquidity Condition (and would have been compliant with the Liquidity Condition at all times during the most recent fiscal quarter on a pro forma basis), and (b) any Subsidiary of an Obligor may pay dividends and distributions to such Obligor.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Issuer.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist, or suffer or permit any Subsidiary to enter into or permit to exist, any transaction with any Affiliate of such Obligor or Subsidiary, as applicable, with a value in excess of (X) prior to the Milestone, $500,000 and (Y) from and after the Milestone, $2,500,000 in the aggregate, except for (i) transactions that are in the ordinary course of such Obligor’s business, upon fair and reasonable terms that are no less favorable to such Obligor than would be obtained in an arm’s length transaction with a non-affiliated Person, and (ii) transactions specifically permitted pursuant to Section 7.6 above.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Purchaser Agent’s prior written consent. For the abundance of caution, in no event shall any Obligor make any payment under any Subordinated Debt if an Event of Default has occurred and is continuing or would occur as a result of such payment.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Purchaser Agent’s security interest and Purchaser Agent (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Purchaser Agent’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11 Compliance with Laws.

(a) Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying Margin Stock, or use the proceeds of any Notes for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Purchaser Agents’ Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

(b) Use, or permit any of their Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement to use, any proceeds of the Notes for the purposes of financing the activities of any Sanctioned Person, or permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Sanctioned Person or any other Person that is debarred, excluded, suspended or otherwise limited from participation in U.S. state or federal health care program or any federal health care program. Issuer and each of its Subsidiaries shall immediately notify Purchaser Agent if Issuer or such Subsidiary has knowledge that Issuer, or any Subsidiary or Affiliate of Issuer, is a Sanctioned Person or (a) is convicted on, (b) pleads nobo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Issuer nor any of its Subsidiaries shall, nor shall Issuer or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or sanctioned pursuant to any Sanctions (including Executive Order No. 13224 or any similar executive order), other Anti-Terrorism Law or other Anti-Corruption Laws, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions (including Executive Order No. 13224 or any similar executive order), other Anti-Terrorism Law or other Anti-Corruption Laws.

7.12 Subsidiary Assets. Permit (i) the aggregate value of cash, Cash Equivalents and other assets held by Subsidiaries which are not Obligors to exceed (X) prior to the Milestone, $1,000,000 and (Y) from and after the Milestone, $2,500,000 (or the equivalent in other currencies) at any time and (ii) Subsidiaries which are not an Obligor to own or hold any Intellectual Property at any time.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an “Event of Default” under this Agreement:

8.1 Payment Default. If Issuer fails to pay, when due, any of the Obligations;

8.2 Covenant Default.

(a) If Issuer or any of its Subsidiaries fails to perform any obligation under Section 3.6, Article 6 (other than Sections 6.1 (other than with respect to maintenance of existence), 6.4 or 6.11) or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Issuer or any of its Subsidiaries fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Note Documents, and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Issuer or such Subsidiary receives notice thereof or any officer of Issuer or such Subsidiary becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Issuer or such Subsidiary be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Issuer or such Subsidiary, as applicable, shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but Purchasers will not be obligated to purchase any Notes.

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably likely have a Material Adverse Effect;

8.4 Attachment. If any portion of any Obligor’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if any Obligor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of such Obligor’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of such Obligor’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within forty five (45) days after such Obligor receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Obligor (provided that the Commitments will be suspended during such cure period);

8.5 Insolvency. If any Obligor becomes insolvent, or if an Insolvency Proceeding is commenced by any Obligor, or if an Insolvency Proceeding is commenced against any Obligor and is not dismissed or stayed within forty five (45) days (provided that the Commitments will be suspended until such Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Issuer or any Guarantor is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of (X) prior to the Milestone, $2,500,000 and (Y) from and after the Milestone, $5,000,000, or which could reasonably be expected to have a Material Adverse Effect;

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least (X) prior to the Milestone, $2,500,000 and (Y) from and after the Milestone, $5,000,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Issuer or any Subsidiary and shall remain unsatisfied and unstayed for a period of forty five (45) days (provided that the Commitments will be suspended until such judgment is satisfied or stayed); or

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Purchaser Agent or any Purchaser by any Responsible Officer of an Obligor or any Subsidiary pursuant to this Agreement or to induce Purchaser Agent or any Purchaser to enter into this Agreement or any other Note Document, as determined when made.

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person (other than Purchaser Agent) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10 Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Effect; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Issuer or any of its Subsidiaries or any supplier of Issuer or any of its Subsidiaries that causes Issuer or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products or services, which recall, withdraw, removal, or discontinuation has resulted in or could reasonably be expected to result in a Material Adverse Effect, even if such Regulatory Action or other action is based on previously disclosed conduct; (ii) the FDA issues a warning letter or similar notice to Issuer or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Effect; (iii) Issuer or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in a Material Adverse Effect; (iv) Issuer or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions that could reasonably be expected to result in a Material Adverse Effect, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA revokes any authorization or permission or certification granted under any Registration, or Issuer or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Effect.

8.11 Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect (other than a release thereof in accordance with the Note Documents); or (b) the liquidation, winding up, or termination of existence of any Guarantor (except as expressly permitted by Section 7.3).

For the avoidance of doubt, a Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly set forth in this Article 8; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Purchasers.

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Purchaser Agent and the Purchasers may, at their election (and at the request of the Required Purchasers, Purchaser Agent shall), without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Obligors:

(a) Deliver notice of the Event of Default to Issuer;

(b) Declare the Repayment Amount and all other Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs the Repayment Amount and all other Obligations shall be immediately due and payable without any action by Purchaser Agent or the Purchasers);

(c) Suspend or terminate the Commitments (but if an Event of Default described in Section 8.5 occurs all Commitments shall be immediately terminated without any action by Purchaser Agent or the Purchasers);

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that the Secured Parties reasonably consider advisable;

(e) Make such payments and do such acts as Purchaser Agent consider necessary or reasonable to protect its security interest in the Collateral. Each Obligor agrees to assemble the Collateral if Purchaser Agent so requires, and to make the Collateral available to Purchaser Agent as Purchaser Agent may designate. Each Obligor authorizes Purchaser Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Purchaser Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of the Obligors’ owned premises, Obligors hereby grant Purchaser Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Purchaser Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of any Obligor held by Purchaser Agent or any Purchaser;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Purchaser Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Obligor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Purchaser Agent’s exercise of its rights under this Section 9.1, each Obligor’s rights under all licenses and all franchise agreements shall inure to Purchaser Agent’s benefit;

(h) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Obligor’s premises) as Purchaser Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Purchaser Agent deems appropriate;

(i) Purchaser Agent and any Purchaser may credit bid and purchase at any public sale; and

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Obligors.

For the avoidance of doubt the Repayment Amount shall be due and payable at any time the Obligations become due and payable or are otherwise accelerated hereunder for any reason, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Issuer in accordance with Section 9.1(b), or automatically, in accordance with the parenthetical to Section 9.1(b)), by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Notes or Note Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of the Purchasers in receiving the full benefit of their bargained-for Repayment Amount). The Obligors acknowledge and agree that none of the Repayment Amount shall constitute unmatured interest, whether under Section 502(b)(2) of the United States Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Purchasers receive the benefit of their bargain under the terms of this Agreement. Upon becoming due and payable pursuant to the terms of this Agreement, the Repayment Amount shall be deemed to be principal of the Notes and interest shall accrue thereon from and after the applicable triggering event. In the event the Obligations are reinstated in connection with or following any applicable triggering event (whether pursuant to Section 1124 of the United States Bankruptcy Code or otherwise), it is understood and agreed that the Obligations shall include any Repayment Amount payable in accordance with the Note Documents. The Obligors acknowledge and agree that the Purchasers shall be entitled to recover the full amount of the Repayment Amount in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including in the case of any Insolvency Proceeding affecting Issuer or any of its Subsidiaries, so that the Purchasers shall receive the benefit of their bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance. EACH OBLIGOR HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE

COLLECTION OF ANY PORTION OF THE FULL REPAYMENT AMOUNT AND ANY DEFENSE TO PAYMENT OF THE FULL REPAYMENT AMOUNT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE. The Obligors further acknowledge and agree, and waive any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review and negotiate the Repayment Amount with its advisors, and that (i) the Repayment Amount is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Repayment Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) each Obligor shall be estopped hereafter from claiming differently than as agreed to in this Section 9.1, (iv) the Issuer’s agreement to pay the Repayment Amount is a material inducement to the Purchaser’s agreement to purchase the Notes, and (v) the Repayment Amount represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Purchasers and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of such any applicable triggering event. Any damages that the Purchasers may suffer or incur resulting from or arising in connection with any breach hereof or thereof by any Obligor shall constitute Obligations owing to the Purchasers.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Obligor hereby irrevocably appoints Purchaser Agent (and any of Purchaser Agent’s designated officers, or employees) as such Obligor’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of the Secured Parties’ security interest in the Accounts; (b) endorse such Obligor’s name on any checks or other forms of payment or security that may come into Purchaser Agent’s possession; (c) sign such Obligor’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to the Obligors’ policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Purchaser Agent determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Purchaser Agent as each Obligor’s attorney in fact, and each and every one of Purchaser Agent’s rights and powers, being coupled with an interest, is irrevocable until, and shall be automatically revoked when, all of the Obligations have been fully repaid and performed and the commitments are terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, Purchaser Agent may notify any Person owing funds to any Obligor of the Secured Parties’ security interest in such funds and verify the amount of such Account. Each Obligor shall collect all amounts owing to such Obligor for the Secured Parties, receive in trust all payments as Purchaser Agent’s trustee, and immediately deliver such payments to Purchaser Agent, for the benefit of the Secured Parties, in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Protective Payments. If any Obligor fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Purchaser Agent, on behalf of the Secured Parties, may do any or all of the following after reasonable notice to Issuer: (a) make payment of the same or any part thereof; (b) [reserved]; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Purchaser Agent deems prudent. Any amounts so paid or deposited by Purchaser Agent shall constitute Reimbursable Expenses, shall be immediately due and payable, and shall bear interest at the Applicable Rate (or, subject to Section 2.3(c), the Default Rate), and shall be secured by the Collateral. Any payments made by Purchaser Agent shall not constitute an agreement by Purchaser Agent, any Purchaser or any of their respective Affiliates to make similar payments in the future or a waiver by the Purchasers of any Event of Default under this Agreement.

9.5 Liability for Collateral. Absent gross negligence or willful misconduct, neither Purchaser Agent, any Purchaser nor any of their respective Affiliates shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by the Obligors.

9.6 Remedies Cumulative. Secured Parties’ rights and remedies under this Agreement, the Note Documents, and all other agreements shall be cumulative. The Secured Parties shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Purchaser Agent or any Purchaser of one right or remedy shall be deemed an election, and no waiver by Purchaser Agent and the Purchasers of any Event of Default on the part if Issuer or any Subsidiary shall be deemed a continuing waiver. No delay by Purchaser Agent and the Purchasers shall constitute a waiver, election, or acquiescence by them. No waiver by Purchaser Agent and the Purchasers shall be effective unless made in a written document signed on behalf of Purchaser Agent and the Required Purchasers and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Each Obligor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Purchaser Agent or a Purchaser on which such Obligor may in any way be liable.

9.8 Licenses Related to Products. For the purpose of enabling Purchaser Agent and Purchasers to exercise rights and remedies under this Article 9 and the other Note Documents (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral), each Obligor hereby grants to Purchaser Agent an irrevocable, nonexclusive, assignable license (which license may be exercised only upon the occurrence and during the continuance of an Event of Default and for the purposes of, or in connection with, the exercise of remedies under this Article 9 and the other Note Documents), without payment of royalty, return on net sales, revenue share or other compensation to Issuer or any of its Subsidiaries or Affiliates, including the right to practice, use, sublicense or otherwise exploit, solely in connection with all of such Person’s products or services or other items in the Collateral, any Intellectual Property owned or controlled by such Person, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license is not prohibited by any applicable law. Any license, sublicense or other transaction entered into by Purchaser Agent in accordance with the provisions of this Section 9.8 will be binding upon any applicable Obligor, notwithstanding any subsequent cure of an Event of Default.

9.9 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Obligor irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Purchaser Agent from or on behalf of any Obligor or any of its Subsidiaries of all or any part of the Obligations, and, as between the Obligors on the one hand and Purchaser Agent and Purchasers on the other, Purchaser Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Purchaser Agent may deem advisable notwithstanding any previous application by Purchaser Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Reimbursable Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of the Obligors owing to Purchaser Agent or any Purchaser under the Note Documents. Any balance remaining shall be delivered to applicable Obligor or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Purchasers of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Purchaser Agent, or if applicable, each Purchaser, shall promptly remit to the other Purchasers such sums as may be necessary to ensure the ratable repayment of each Purchaser’s portion of any Note and the ratable distribution of interest, fees and reimbursements paid or made by any Obligor. Notwithstanding the foregoing, a Purchaser receiving a scheduled payment shall not be responsible for determining whether the other Purchasers also received their scheduled payment on such date; provided that, if it is later determined that a Purchaser received more than its ratable share of scheduled payments made on any date or dates, then such Purchaser shall remit to Purchaser Agent or other Purchasers such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Purchaser Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Purchaser in excess of its ratable share, then the portion of such payment or distribution in excess of such Purchaser’s ratable share shall be received by such Purchaser in trust for and shall be promptly paid over to the other Purchaser for application to the payments of amounts due on the other Purchasers’ claims. To the extent any payment for the account of an Obligor is required to be returned as a voidable transfer or otherwise, the Purchasers shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Purchaser shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Purchaser Agent and other Purchasers for purposes of perfecting Purchaser Agent’s security interest therein.

10. NOTICES.

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Note Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by email transmission as evidenced by a transmission confirmation sheet or server delivery confirmation notice, as applicable; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Any of Purchaser Agent, the Purchasers or Issuer may change its mailing address or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Obligor:	BillionToOne, Inc. 1035 O’Brien Dr. Menlo Park, CA 94025 Attn: Tom Lynch, General Counsel & Chief Compliance Officer Telephone: [***] E-mail: [***]

with a copy (which shall not constitute notice) to:	Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 201 South Main Street Suite 400 Ann Arbor, MI 48104 Attn: Nicholas B. Harley Telephone: [***] E-mail: [***]

If to Purchaser Agent:	BWCB SA LLC c/o Oberland Capital Management LLC 1700 Broadway, 37th Floor New York, NY 10019 Attn: Kristian Wiggert Telephone: [***] E-mail: [***]

with a copy (which shall not constitute notice) to:	Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111 Attention: Gian-Michele a Marca Fax: Email:

If to any Purchaser	As specified on the applicable signature page hereto.

Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Note Document, in the manner provided for notices in this Article 10. Nothing in this Agreement or any other Note Document will affect the right of any party hereto to serve process in any other manner permitted by applicable laws. Each Obligor that is not an entity organized under the laws of the United States or any territory thereof hereby irrevocably appoints Issuer as its agent for service of process with respect to all of the Note Documents and all other related agreements to which it is a party (the “Process Agent”) and Issuer hereby accepts such appointment as the Process Agent and hereby agrees to forward promptly to such foreign Obligor, as applicable, all legal process addressed to such foreign Obligor, as applicable, received by the Process Agent.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement and the other Note Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Note Document (except as may be expressly otherwise provided in any Note Document) shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

Each Obligor, Purchaser Agent and each Purchaser each submit to the exclusive jurisdiction of the courts of the State of New York sitting in the City and County of New York and of the United States District Court of the Southern District of New York and any appellate court thereof and agrees that all claims in respect of any such action, litigation or proceeding shall be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court; provided that the foregoing shall not preclude Purchaser Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE 11.

12. GUARANTY.

12.1 The Guaranty. Each Guarantor hereby jointly and severally with each other Guarantor guarantees to Purchaser Agent and the Purchasers, and their successors and assigns, (i) the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Notes, all fees and other amounts and Obligations from time to time owing to Purchaser Agent and the Purchasers by Issuer and each other Obligor under the Notes, this Agreement or any other Note Document and (ii) the full and prompt performance and observance by Issuer and the other Guarantors of each and all of the covenants, liabilities, obligations and agreements required to be performed or observed by such Obligors under the Notes, this Agreement or any other Note Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby further jointly and severally with each other Guarantor agrees that if Issuer or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

12.2 Obligations Unconditional. The Guaranteed Obligations are absolute and unconditional, joint and several, independent and irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Issuer under the Notes, this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Guarantors, the manner, place, time for any payment, performance of or compliance with any of the Guaranteed Obligations shall be extended, amended, modified or waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted or any failure, lack of diligence, omission or delay on the part of Purchaser Agent or any Purchaser to enforce, assert or exercise any right, power or remedy conferred on it thereunder;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any Lien or security interest granted to, or in favor of, Purchaser Agent as security for any of the Guaranteed Obligations shall fail to be perfected or any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Guaranteed Obligations;

(e) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, examinership, liquidation, marshalling of assets and liabilities or similar events or proceedings with respect to any Obligor or any other guarantor of the Guaranteed Obligations, as applicable, or any of their respective property or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(f) any merger or consolidation of any Obligor into or with any entity, or any sale, lease or transfer of any of the assets of any Obligor or any other guarantor of the Guaranteed Obligations to any other person or entity;

(g) any change in the ownership of any Obligor or any change in the relationship between any Obligor or any other guarantor of the Guaranteed Obligations, or any termination of any such relationship;

(h) the existence of any claim, set-off or other right which any Guarantor may have at any time against any Obligor, Purchaser Agent, any Purchaser or any other Person;

(i) any failure by Purchaser Agent or any Purchaser to disclose to the Guarantors any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Obligor now or hereafter known to Purchaser Agent or any Purchaser;

(j) any obligations or liabilities the Obligors or any other guarantor of the Guaranteed Obligations owed to any Guarantor;

(k) the acceptance or the availability of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;

(l) any default, act or omission to act or delay of any kind (willful or otherwise) by any Obligor, Purchaser Agent, any Purchaser or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of the Guarantors’ obligations hereunder (except that the Guarantors may assert the defense of payment in full of the Guaranteed Obligations); or

(m) any notice of any sale, transfer or other disposition of any right, title or interest of Purchaser Agent or any Purchasers under the Notes, this Agreement or any other Note Document.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, notice of acceptance, notice of non-performance, nonpayment, default, acceleration, dishonor, protest and any other notices whatsoever, which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve any rights against the Guarantors with respect to or under the Notes, this Agreement or any other Note Document or any failure on the part of any Obligor, Guarantors or any other guarantor of the Guaranteed Obligations to perform or comply with any covenant, agreement, term or condition of the Notes, this Agreement or any other Note Document. The Guarantors further expressly waive any requirement that Purchaser Agent or any Purchaser exhaust any right, power or remedy or proceed against Issuer under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or against or exhaust any security or collateral for, any of the Guaranteed Obligations.

12.3 Reinstatement. The obligations of the Guarantors under this Article 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Issuer in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify Purchaser Agent and the Purchasers on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.4 Subrogation. The Guarantors hereby jointly and severally agree that, until Payment in Full, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.1, whether by subrogation or otherwise, against Issuer or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

12.5 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and Purchaser Agent and the Purchasers, on the other hand, the obligations of Issuer under the Notes, this Agreement and under the other Note Documents may be declared to be forthwith due and payable as provided in Section 9.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.1) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Issuer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Issuer) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1.

12.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article 12 constitutes an instrument for the payment of money, and consents and agrees that Purchaser Agent and the Purchasers, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

12.7 Continuing Guarantee. The guarantee in this Article 12 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

12.8 Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 12.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article 12 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes of this Section 12.8, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Issuer and the Guarantors hereunder and under the other Note Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

12.9 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 12.1 would otherwise, taking into account the provisions of Section 12.8, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, Purchaser Agent, any Purchaser or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

13. GENERAL PROVISIONS.

13.1 Successors and Assigns.

(a) This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Issuer may not transfer, pledge or assign this Agreement or any rights or obligations under it without Purchaser Agent’s and each Purchaser’s prior written consent (which may be granted or withheld in Purchaser Agent’s and each Purchaser’s sole discretion, subject to Section 13.6). The Purchasers have the right, without the consent of or notice to Issuer, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation or grant of a participation, a “Purchaser Transfer”) all or any part of, or any interest in, the

Notes and the Purchasers’ obligations, rights, and benefits under this Agreement and the other Note Documents; provided that any such Purchaser Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Note Documents shall require the prior written consent of the Required Purchasers (such approved assignee, an “Approved Purchaser”). Issuer and Purchaser Agent shall be entitled to continue to deal solely and directly with such Purchaser in connection with the interests so assigned until Purchaser Agent shall have received and accepted an effective assignment or transfer agreement in form satisfactory to Purchaser Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Purchaser as Purchaser Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Default or Event of Default has occurred and is continuing, no Purchaser Transfer (other than a Purchaser Transfer in connection with (x) assignments by a Purchaser due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Purchaser’s own financing or securitization transactions) shall be permitted, without Issuer’s consent, to any Person (i) that is not an Eligible Assignee (except for the grant of any participation, which, for the avoidance of doubt, may be made to any Person) or (ii) which has been identified in writing by Issuer to Purchaser Agent as an Affiliate or Subsidiary of Issuer or a direct competitor of Issuer.

(b) Purchaser Agent, acting solely for this purpose as a non-fiduciary agent of Issuer, shall maintain at its office referred to in Article 10 a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the commitments of, and principal amounts (and stated interest) of the Obligations owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Issuer, Purchaser Agent and each Purchaser shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of the Note Documents. The Register shall be available for inspection by Issuer and each Purchaser, at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, (i) each Note issued pursuant to this Agreement is a registered obligation, (ii) the right, title and interest of each Purchaser and its assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register and (iii) no assignment thereof or participation therein shall be effective until recorded therein. This Section 13.1(b) shall be construed so that each Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC and Section 5f.103-1(c) of the United States Treasury Regulations.

13.2 Indemnification. Each Obligor agrees to indemnify, defend and hold Purchaser Agent and the Purchasers and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Purchaser Agent or the Purchasers (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party (including Issuer or any of its Subsidiaries) in connection with, related to, following, or arising from, out of or under, (i) the transactions contemplated by the Note Documents, (ii) any Notes or the use or proposed use of the proceeds therefrom or (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Obligor or any of its Subsidiaries, or any environmental liability related in any way to any Obligor or any of its Subsidiaries; and (b) all losses or Reimbursable Expenses incurred, or paid by Indemnified Person in connection with, related to, following, or arising from, out of or under, the transactions contemplated by the Note Documents between Purchaser Agent, and/or the Purchasers and Issuer (including reasonable attorneys’ fees and expenses), except for Claims and/or losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted from such Indemnified Person’s gross negligence or willful misconduct. Issuer hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, documented out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the documented out-of-pocket fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Issuer or any of its Subsidiaries, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Purchaser Agent or Purchasers) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such

Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the Notes except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. For the avoidance of doubt this Section 13.2 shall not apply to Tax matters subject to Article 14. All amounts due under this Section 13.2 shall be payable not later than five (5) Business Days after demand therefor together with an invoice with respect thereto.

13.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.5 Correction of Note Documents. Purchaser Agent and the Purchasers may correct patent errors and fill in any blanks in this Agreement and the other Note Documents consistent with the agreement of the parties.

13.6 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Note Document, no approval or consent thereunder, or any consent to any departure by Issuer or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Issuer, Purchaser Agent and the Required Purchasers provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Purchaser’s Commitment or Commitment Percentage shall be effective as to such Purchaser without such Purchaser’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Purchaser Agent shall be effective without Purchaser Agent’s written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Purchasers directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Note or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Note; (B) postpone the date fixed for, or waive, any payment of principal of any Note or of interest on any Note (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) reduce the applicable Revenue Participation Payments or Repayment Amount; (D) change the definition of the term “Required Purchasers” or the percentage of Purchasers which shall be required for the Purchasers to take any action hereunder; (E) release all or substantially all of the Collateral, authorize the Obligors to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (E), as otherwise may be expressly permitted under this Agreement or the other Note Documents (including in connection with any disposition permitted hereunder); (F) amend, waive or otherwise modify this Section 13.6 or the definitions of the terms used in this Section 13.6 insofar as the definitions affect the substance of this Section 13.6; (G) consent to the assignment, delegation or other transfer by Issuer of any of its rights and obligations under any Note Document or release Issuer of its payment obligations under any Note Document, except, in each case with respect to this clause (G), pursuant to a merger or consolidation permitted pursuant to this Agreement; (H) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Commitment, Commitment Percentage or that provide for the Purchasers to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (I) subordinate the Liens granted in favor of Purchaser Agent securing the Obligations; or (J) amend any of the provisions of Section 13.11.

(b) Other than as expressly provided for in Sections 13.6(a)(i), (ii) and (iii), Purchaser Agent may, if requested by the Required Purchasers, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Issuer.

(c) This Agreement and the Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Note Documents merge into this Agreement and the Note Documents.

13.7 Counterparts; Effectiveness; Electronic Signature. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original. The words ‘execution’, ‘signed’, ‘signature’, ‘delivery’ and words of like import in or relating to any document to be signed in connection with this Agreement or any other Note Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar State laws based on the Uniform Electronic Transactions Act; provided, that nothing herein shall require any Person to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the parties hereto hereby (a) agree that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Purchasers and the Obligors, electronic images of this Agreement or any other Note Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (b) waive any argument, defense or right to contest the validity or enforceability of the Note Documents based solely on the lack of paper original copies of any Note Documents, including with respect to any signature pages thereto.

13.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until Payment in Full. The obligation of the Obligors in Section 13.2 to indemnify each Purchaser and Purchaser Agent, as well as the confidentiality provisions in Section 13.9 and the obligations under Section 2.5 and under Article 14, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

13.9 Confidentiality.

(a) In handling any Confidential Information of (i) the Obligors, in the case of the Purchaser Agent and the Purchasers and (ii) the Purchaser Agent and the Purchasers, in the case of the Obligors (in either case, as applicable, the party receiving Confidential Information, the “Receiving Party” and, the party disclosing such Confidential Information, the “Disclosing Party”) shall, in each case, exercise the same degree of care that they exercise for their own proprietary information (but in no event less than a reasonable standard of care). The Receiving Party agrees to: (x) hold any Confidential Information received in confidence; (y) use or permit the use of the Confidential Information solely in connection with preparing, amending, executing, negotiating, administering, defending and enforcing the Note Documents (the “Permitted Purpose”); and (z) except as otherwise permitted herein, not disclose the Confidential Information to any Person not a party to this Agreement.

(b) Subject to the terms and conditions of this Agreement: (i) either Receiving Party may disclose such Confidential Information (A) to its Affiliates and to the Receiving Party’s and its Affiliates’ directors, officers (including managing members or partners), limited partners, employees, accountants, attorneys, financial advisors or consultants (together, “Representatives”) who (1) have a need to know the Confidential Information for the Permitted Purpose, (2) are apprised of the confidential nature of the Confidential Information and (3) are under written or professional obligations of confidentiality, non-disclosure and non-use in respect of Confidential Information at least as stringent as those contained herein or (B) as required by law, regulation, subpoena or court order or otherwise in connection with a judicial, administrative or governmental proceeding, provided that, in the event that the Receiving Party is required or requested to make such disclosure, the Receiving Party shall, to the extent legally permissible, notify the Disclosing Party in advance of the disclosure so as to allow the Disclosing Party an opportunity to seek (at the Disclosing Party’s sole expense) a protective order or other appropriate remedy;

provided, further, that such notice and opportunity shall not be required in respect of (x) disclosures required pursuant to the Securities Act, the Exchange Act, or the listing rules of the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange (or any nationally recognized securities exchange that is a successor to any of the foregoing) on which Issuer’s common stock is listed or (y) disclosures to any regulatory or self-regulatory authority as required by applicable law in connection with an examination, audit, inspection, inquiry, request or general supervisory oversight, and (ii) the Purchaser and Purchaser Agent may disclose such Confidential Information (A) so long as any Persons receiving Confidential Information pursuant to this clause (A) are subject to customary confidentiality obligations, in connection with a Purchaser’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction, (B) to prospective transferees (other than those identified in the immediately preceding clause (A)) or purchasers of any interest in the Notes (provided that the Purchasers and Purchaser Agent shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms), (C) as Purchaser Agent reasonably considers appropriate in exercising remedies under the Note Documents or (D) to any actual or potential investors, co-investors, members, and partners (including limited partners) of Purchaser Agent or any Purchaser or any of their Affiliates so long as such Persons are subject to customary confidentiality obligations. The Receiving Party shall be responsible for any breaches of this Section by its Representatives. For the avoidance of doubt, any disclosure of Confidential Information in compliance with this clause (b) shall not alter the confidential nature of such Confidential Information, or the confidentiality, non-disclosure and non-use obligations applicable thereto, for all other purposes.

(c) Notwithstanding the foregoing, the prohibitions on disclosure in this Section shall not apply to information that the Receiving Party can demonstrate by competent evidence: (i) was in the public domain prior to disclosure to the Receiving Party by the Disclosing Party, or becomes part of the public domain after such, in each case through no act or failure to act by the Receiving Party or its Representatives; (ii) was in the Receiving Party’s rightful possession prior to disclosure to the Receiving Party by the Disclosing Party; or (iii) is disclosed to the Receiving Party by a third party who is known by Receiving Party to be in rightful possession thereof and not prohibited from disclosing the information.

(d) Notwithstanding anything herein to the contrary, (i) the Purchasers and Purchaser Agent may use Confidential Information for the development of client databases, reporting purposes and market analysis, (ii) after the First Purchase Date, Purchaser Agent and any Purchaser may disclose the transaction contemplated by the Note Documents on its or its investment manager’s website and in its or its investment manager’s marketing materials (which may include use of names and logos of one or more of the Obligors) and (iii) within thirty (30) days of the First Purchase Date, the Obligors shall issue the Press Release. Except as otherwise provided in this Section 13.9, a party may not use the name, likeness or trademarks of the other party or its Representatives for any purpose, including without limitation, to express or imply any relationship or affiliation between the parties, or any endorsement of any product or service, without the other party’s prior written consent.

(e) The agreements provided under this Section supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section. For the avoidance of doubt the parties’ obligations with respect to Confidential Information received prior to the Effective Date shall continue to be defined by the terms of any prior agreements with respect thereto, but effective as of the Effective Date, obligations in respect of all Confidential Information will be governed by this Section 13.9.

13.10 [Reserved].

13.11 Right of Set Off. Each Obligor hereby grants to Purchaser Agent and to each Purchaser, a lien, security interest and right of set off as security for all Obligations to Purchaser Agent and each Purchaser hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Purchaser Agent or the Purchasers or any entity under the control of Purchaser Agent or the Purchasers (including an Affiliate of Purchaser Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Purchaser Agent or the Purchasers may set off the same or any part thereof and apply the same to any liability or obligation of Issuer even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE PURCHASER AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY OBLIGOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.12 Cooperation of the Obligors. If necessary, each Obligor agrees to (i) execute any documents (including new Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment or Note to an assignee in accordance with Section 13.1, (ii) make its management available to meet with Purchaser Agent and prospective participants and assignees of Commitments or Notes (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Purchaser Agent or the Purchasers in the preparation of information relating to the financial affairs of Issuer and its Subsidiaries as any prospective participant or assignee of a Commitment or Note reasonably may request. Subject to the provisions of Section 13.9, each Obligor authorizes each Purchaser to disclose to any prospective participant or assignee of a Commitment, any and all information in such Purchaser’s possession concerning Issuer and its Subsidiaries and their financial affairs which has been delivered to such Purchaser by or on behalf of any Obligor pursuant to this Agreement, or which has been delivered to such Purchaser by or on behalf of such Obligor in connection with such Purchaser’s credit evaluation of such Obligor prior to entering into this Agreement.

13.13 Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to Issuer as of the date such Person becomes a Purchaser and as of each Purchase Date, that:

(a) Each of the Notes to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, except pursuant to sales registered or exempted under the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Notes in compliance with applicable federal and state securities laws.

(b) Such Purchaser can bear the economic risk and complete loss of its investment in the Notes and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(c) Such Purchaser has had an opportunity to receive, review and understand all information related to Issuer requested by it and to ask questions of and receive answers from Issuer regarding Issuer, its Subsidiaries, its business and the terms and conditions of the offering of the Notes, and has conducted and completed its own independent due diligence.

(d) Based on the information such Purchaser has deemed appropriate, it has independently made its own analysis and decision to enter into the Note Documents.

(e) Such Purchaser understands that the Notes are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Issuer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Purchaser understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of Issuer or the purchase of the Notes.

(f) Such Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(g) Such Purchaser did not learn of the investment in the Notes as a result of any general solicitation or general advertising.

13.14 Agency.

(a) Each Purchaser hereby irrevocably appoints Purchaser Agent to act on its behalf as Purchaser Agent hereunder and under the other Note Documents and authorizes Purchaser Agent to take such actions on its behalf, to exercise such powers as are delegated to Purchaser Agent by the terms hereof or thereof and to act as agent of such Purchaser for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Obligors on the Collateral to secure any of the Obligations, in each case together with such actions and powers as are reasonably incidental thereto.

(b) Each Purchaser agrees to indemnify Purchaser Agent in its capacity as such (to the extent not reimbursed by the Obligors and without limiting the obligation of the Obligors to do so), according to its respective Pro Rata Share (in effect on the date on which indemnification is sought under this Section 13.14), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Purchaser Agent in any way relating to or arising out of, the Notes, this Agreement, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Purchaser Agent under or in connection with any of the foregoing. The agreements in this Section 13.14 shall survive the payment of the Repayment Amount and all other amounts payable hereunder.

(c) The Person serving as Purchaser Agent hereunder shall have the same rights and powers in its capacity as Purchaser as any other Purchaser and may exercise the same as though it were not Purchaser Agent and the term “Purchaser” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Purchaser Agent hereunder in its individual capacity.

(d) Purchaser Agent shall have no duties or obligations except those expressly set forth herein and in the other Note Documents. Without limiting the generality of the foregoing, Purchaser Agent shall not:

(i) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that Purchaser Agent is required to exercise as directed in writing by any Purchaser; provided that Purchaser Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Purchaser Agent to liability or that is contrary to any Note Document or applicable law; and

(iii) except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and Purchaser Agent shall not be liable for the failure to disclose, any information relating to Issuer or any of its Affiliates that is communicated to or obtained by any Person serving as Purchaser Agent or any of its Affiliates in any capacity.

(e) Purchaser Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers or as Purchaser Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f) Purchaser Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Purchaser Agent.

(g) Purchaser Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Purchaser Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Purchaser Agent and conforming to the requirements of this Agreement or any of the other Note Documents. Purchaser Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Purchaser Agent hereunder or under any Note Documents in accordance therewith. Purchaser Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Purchaser Agent shall not be under any obligation to exercise any of the rights or powers granted to Purchaser Agent by this Agreement and the other Note Documents at the request or direction of the Required Purchasers unless Purchaser Agent shall have been provided by the Purchasers with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

(h) Purchaser Agent may resign at any time by delivering notice of such resignation to the Purchasers and Issuer, effective on the date set forth in such notice or, if no such date is set forth therein, upon the thirtieth (30th) day following the date such notice is delivered. If Purchaser Agent delivers any such notice, or if Purchaser Agent becomes insolvent or bankrupt, the Required Purchasers shall have the right to appoint a successor Purchaser Agent. If, within thirty (30) days after the retiring Purchaser Agent having given notice of resignation, no successor Purchaser Agent has been appointed by the Required Purchasers that has accepted such appointment, then the retiring Purchaser Agent may, on behalf of the Purchasers, appoint a successor Purchaser Agent from among the Purchasers. Each appointment under this Section 13.14(h) shall be subject to the prior consent of Issuer, which may not be unreasonably withheld, delayed or conditioned but shall not be required during the continuance of an Event of Default. Effective immediately upon its resignation, (i) the retiring Purchaser Agent shall be discharged from its duties and obligations under the Note Documents, (ii) the Purchasers shall assume and perform all of the duties of Purchaser Agent until a successor Purchaser Agent shall have accepted a valid appointment hereunder, (iii) the retiring Purchaser Agent shall no longer have the benefit of any provision of any Note Document other than with respect to any actions taken or omitted to be taken while such retiring Purchaser Agent was, or because such Purchaser Agent had been, validly acting as Purchaser Agent under the Note Documents and (iv) subject to its rights under Section 13.14, the retiring Purchaser Agent shall take such action as may be reasonably necessary to assign to the successor Purchaser Agent its rights as Purchaser Agent under the Note Documents. Effective immediately upon its acceptance of a valid appointment as Purchaser Agent, a successor Purchaser Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Purchaser Agent under the Note Documents.

(i) The Purchasers irrevocably authorize the Purchaser Agent, at its option and in its discretion,

(i) to release any Lien on any Collateral granted to or held by the Purchaser Agent under any Note Document (i) upon Payment in Full, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Transfer permitted hereunder, or (iii) as approved in accordance with Section 13.6;

(ii) to subordinate or release any Lien on any property granted to or held by the Purchaser Agent under any Note Document to the holder of any Lien on such property that is permitted by clauses (b) and (d) of the definition of “Permitted Liens”

(iii) to enter into a subordination agreement in connection with any Subordinated Debt, and each Purchaser agrees to be bound by the terms of any such subordination agreement and directs the Purchaser Agent to enter into any such subordination agreement, in each case, on behalf of the Purchasers and agrees that the Purchaser Agent may take such actions on its behalf as is contemplated by the terms of any such subordination agreement; and

(iv) to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Note Documents or (ii) upon Payment in Full.

13.15 Original Issue Discount. Issuer (i) acknowledges that the Purchasers intend to treat the Notes as indebtedness issued with original issue discount within the meaning of Section 1273(a) of the IRC for U.S. federal income Tax purposes, and not as a “contingent payment debt instruments” for U.S. federal income Tax purposes, (ii) shall make available to the Purchasers the issue price, the amount of original issue discount, if any, the issue date and the yield to maturity for each Note issued that is treated as a separate “issue” for Tax purposes in accordance with the requirements set forth in Treasury Regulation Section 1.1275-3(b) (provided that Issuer shall consult with the Purchasers in the determination thereof and such determinations shall be reasonably acceptable to the Purchasers) and (iii) shall not take any position inconsistent with such treatment of the Notes in any communication or agreement with any Taxing authority unless required by a final “determination” within the meaning of Section 1313(a) of the IRC.

13.16 Tax Treatment. Purchasers and Issuer agree that for United States federal income Tax purposes, (a) the Notes shall be treated as debt; and (b) the payments of interest under such debt instrument qualify as “portfolio interest” within the meaning of Section 871(h)(2) of the IRC or are exempt from withholding under Article 11 of the income Tax treaty between the United States and Ireland. None of the Purchasers nor any Obligor shall not take any position inconsistent with such Tax treatment of the Notes in any communication or agreement with any Taxing authority unless required by a final “determination” within the meaning of Section 1313 of the IRC.

14. TAX.

14.1 Withholding and Gross-Up. Notwithstanding anything to the contrary in this Agreement, if any Governmental Authority and /or requirement of law requires any Obligor to deduct or withhold any amount from, or any Purchaser to pay any present or future Tax, assessment, or other governmental charge on, any payment to any Purchaser (“Withholding Payment”), the Obligors will, in addition to paying the applicable Purchaser such reduced payment, simultaneously pay such Purchaser such additional amounts such that such Purchaser receives the full contractual amount of the applicable payment from the Obligors as if no such Withholding Payment had occurred; provided that, the Obligors shall not be required to pay such additional amounts to a particular Purchaser with respect to any Withholding Payment that is attributable to any Excluded Taxes for the Purchaser. The parties to this Agreement shall discuss and cooperate regarding applicable mechanisms for minimizing such Taxes to the extent possible in compliance with all applicable requirements of law. The Obligors shall deliver to such Purchaser the original or a certified copy of a receipt issued by any Governmental Authority or other document reasonably evidencing the payment of any withholding Tax on such Purchaser’s behalf.

14.2 Reporting and Documentation. If any Purchaser is entitled to an exemption from or reduction of a Withholding Payment with respect to payments made under this Agreement, it shall deliver to Issuer, at the time or times reasonably requested by Issuer, such properly completed and executed documentation reasonably requested by Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Purchaser, if reasonably requested by Issuer, shall deliver such other documentation prescribed by applicable requirements of law as will enable the Obligors to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in such Purchaser’s reasonable judgment such completion, execution or submission would subject the Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser and, for clarity, such Purchaser shall be deemed to have complied with its obligations under this Section 14.2 if it has so exercised its reasonable judgment. Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or notify Issuer in writing of its legal inability to do so, in either case within a reasonable amount of time following Issuer’s request for an update.

BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BILLIONTOONE, INC.

By:	/s/ Oguzhan Atay
Name: Oguzhan Atay
Title: Chief Executive Officer

Signature Page to

Note Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PURCHASER AGENT:

BWCB SA LLC

By:	/s/ David Dubinsky
Name:	David Dubinsky
Title:	Authorized Signatory

PURCHASER:

TPC INVESTMENTS III LLC

By:	/s/ David Dubinsky
Name:	David Dubinsky
Title:	Authorized Signatory

Signature Page to

Note Purchase Agreement

SCHEDULE 1.1

Purchasers and Commitments

SCHEDULE 4.1

Perfection Actions

SCHEDULE 5.5

Intellectual Property

SCHEDULE 5.10

Regulatory Compliance

EXHIBIT A

DESCRIPTION OF COLLATERAL

The Collateral consists of all of each Obligor’s right, title and interest in and to the following personal property:

(a) all of each Obligor’s goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, securities accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), Shares, securities and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

(b) the following commercial tort claim:

Cigna has placed a hold on the processing of claims for reimbursement for testing services provided to its members since February 27, 2024, resulting in a claim by Issuer for overdue payments with respect to such insurance claims. Issuer reasonably estimates that, as of the date hereof, such claims could equal an amount in the range of approximately $1,250,000 to an amount in excess of $2,000,000. Cigna has placed such hold while it determines the amount of overpayment on past claims following completion of an audit conducted by Cigna in the first quarter of 2024, which amount of overpayment Issuer estimates to be no more than $475,000. Issuer believes that the hold on processing claims is in violation of Issuer’s agreement with Cigna and state law, has notified Cigna regarding such violation and continues to pursue resolution of the outstanding claims with Cigna; and

(b) all of each Obligor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) any Excluded Account, (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein would result in the abandonment, invalidation, unlawfulness or unenforceability of any right or interest of any Obligor therein or is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided that the foregoing exclusions of this clause (ii) shall in no way be construed to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, to apply to the extent that any consent or waiver has been obtained that would permit Purchaser Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement, or to apply to any proceeds or receivables thereof); (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iv) any Margin Stock; and (v) property (other than Intellectual Property) that is subject to Liens described in clause (c) of the definition of “Permitted Liens”, in each case solely to the extent the agreement(s) governing such Liens prohibit the granting of a Lien to Purchaser Agent and such prohibition has not been waived.

[Remainder of Page Intentionally Left Blank]

EXHIBIT B

FORM OF PURCHASE NOTICE

EXHIBIT C

COMPLIANCE CERTIFICATE

EXHIBIT D

FORM OF NOTE

[see attached]

[THIS NOTE MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS NOTE MAY BE OBTAINED BY WRITING TO ISSUER AT THE FOLLOWING ADDRESS: [__], ATTENTION: [__], FAX NUMBER: [__].]

NOTE

$[__]	Dated: [ ], 202[_]

FOR VALUE RECEIVED, BillionToOne, Inc., a Delaware corporation (“Issuer”), hereby promises to pay to [__], a [__] (the “Purchaser”), at its offices located at [__] (or at such other place or places as the Purchaser may designate), at the times and in the manner provided in the Note Purchase Agreement, dated as of August 2, 2024 (as amended, modified, restated or supplemented from time to time, the “Note Purchase Agreement”), among Issuer, the other Obligors from time to time parties thereto, the Purchasers from time to time parties thereto, and BWCB SA LLC, a Delaware limited liability company, as Purchaser Agent and a Purchaser, the Repayment Amount in respect of the principal sum of [ ] ($[ ]), under the terms and conditions of this senior secured note (this “Note”) and the Note Purchase Agreement. If not sooner paid, the entire principal amount under this Note shall be due and payable on the Maturity Date (as defined in the Note Purchase Agreement). The defined terms in the Note Purchase Agreement are used herein with the same meaning. Issuer also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto and Revenue Participation Payments from time to time as provided in the Note Purchase Agreement.

This Note is one of the Notes referred to in the Note Purchase Agreement and is issued to evidence the purchase thereof by the Purchaser pursuant to the Note Purchase Agreement. All of the terms, conditions and covenants of the Note Purchase Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Note Purchase Agreement and the other Note Documents. Reference is made to the Note Purchase Agreement for provisions relating to transfer and assignments, the interest rate, maturity, payment, prepayment, redemption and acceleration of this Note.

In the event of an acceleration of the maturity of this Note pursuant to the Note Purchase Agreement, this Note (and the Repayment Amount in respect thereof) shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Issuer. In the event this Note is not paid when due at any stated or accelerated maturity, Issuer agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note shall be governed by, and construed in accordance with, the law of the State of New York. Issuer hereby submits to the nonexclusive jurisdiction and venue of the courts of the State of New York sitting in the City and County of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, although the Purchaser shall not be limited to bringing an action in such courts.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Purchaser or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, Repayment Amount and Revenue Participation Payments in respect of, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation whereby such transfer shall only be registered if carried out pursuant to Section 14.1 of the Note Purchase Agreement. Issuer shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

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IN WITNESS WHEREOF, Issuer has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

ISSUER:

BillionToOne, Inc.

By
Name:
Title:

EXHIBIT E

FORM OF GUARANTEE ASSUMPTION AGREEMENT